UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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FIDELITY NATIONAL FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

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Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 15, 2008

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Fidelity National Financial, Inc. The meeting will be held on May 29, 2008 at 11:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Alan L. Stinson
Chief Executive Officer

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Fidelity National Financial, Inc.:

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Fidelity National Financial, Inc. will be held on May 29, 2008 at 11:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1.	to elect four Class III directors to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year;

3.	to consider and approve the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan; and

4. to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set March 31, 2008 as the record date for the meeting. This means that owners of Fidelity National Financial, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All stockholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Todd C. Johnson
Corporate Secretary

Jacksonville, Florida
April 15, 2008

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Financial, Inc. (the “Company” or “FNF”) for use at the Annual Meeting of Stockholders to be held on May 29, 2008 at 11:00 a.m., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 15, 2008 to all stockholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

GENERAL INFORMATION ABOUT THE COMPANY

Prior to October 17, 2005, the Company was known as Fidelity National Title Group, Inc. (“FNT”) and was a wholly-owned subsidiary of another publicly traded company, also called Fidelity National Financial, Inc. (“old FNF”). On October 17, 2005, old FNF distributed to its stockholders a minority interest in the Company, making it a majority-owned, publicly traded company (the “Partial Spin-Off”). On October 24, 2006, old FNF transferred certain assets to the Company in return for the issuance of 45,265,956 shares of Company common stock to old FNF. Old FNF then distributed to its stockholders all of its shares of Company common stock, making the Company a stand alone public company (the “Full Spin-Off”). In November 2006, old FNF was then merged with and into another of its subsidiaries, Fidelity National Information Services, Inc. (“FIS”), after which the Company changed its name to Fidelity National Financial, Inc. Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” the “Company” or “FNF” are to Fidelity National Financial, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of FNF common stock as of the close of business on March 31, 2008 are entitled to vote. On that day, 213,901,531 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in FNF’s 401(k) plan and Employee Stock Purchase Plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chairman of the Board and to our Vice Chairman of the Board, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider three proposals at the annual meeting.

•	Proposal No. 1 asks you to elect four Class III directors to serve until the 2011 annual meeting of stockholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

•	Proposal No. 3 asks you to approve the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan, or the omnibus incentive plan.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FNF’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the four people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	For Proposal No. 2, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

•	For Proposal No. 3 regarding the approval of the omnibus incentive plan, in order to satisfy the listing standards of the New York Stock Exchange, or NYSE, the total vote cast with respect to the proposal concerning the omnibus incentive plan must represent more than 50% of the total number of shares entitled to vote on the proposal, and a majority of the shares voted must be voted in favor of the proposal. In addition, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as election of directors or ratification of auditors. Nominees cannot vote on non-routine matters, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” With respect to Proposal No. 3, a broker non-vote is not a vote “cast” for purposes of the NYSE listing standard that requires that the total vote cast on Proposal No. 3 must represent more than 50% of the total number of shares entitled to vote on the proposal. For purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, broker non-votes will have no effect.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against the proposals. With respect to Proposal No. 3, an abstention or direction to withhold authority is a vote “cast” for purposes of the NYSE listing standard that requires that the total vote cast on Proposal No. 3 must represent more than 50% of the total number of shares entitled to vote on the proposal.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for an estimated fee of $12,000 plus reimbursement of expenses.

What if I share a household with another stockholder?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Continental Stock Transfer & Trust (in writing: 17 Battery Place, 8th Floor, New York, NY 10004; by telephone: (212) 509-4000). If you participate in householding and wish to receive a separate copy of the 2007 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Continental Stock Transfer & Trust as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to stockholders, or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees proposed for election at the annual meeting as Class III directors of the Company and certain biographical information concerning each of them is set forth below. Expiration terms of nominees for election at the annual meeting are given assuming the nominees are elected.

Nominees for Class III Directors — Term Expiring 2011

			Director
Name	Position with FNF	Age(1)	Since

William P. Foley, II	Chairman of the Board Chairman of the Executive Committee	63	1984	(2)
Douglas K. Ammerman	Director Chairman of the Audit Committee	56	2005	(2)
Thomas M. Hagerty	Director Chairman of the Corporate Governance and Nominating Committee, Member of the Executive Committee	45	2004	(2)
Peter O. Shea, Jr.	Director Member of the Corporate Governance and Nominating Committee	41	2006

(1)	As of April 1, 2008.

(2)	Includes the period of time during which the director served as a director of old FNF.

William P. Foley, II.  William P. Foley, II has served as a director of the Company since its formation on May 24, 2005 and, since October 2006, has served as the executive Chairman of the Company. Mr. Foley also served as Chief Executive Officer of the Company from October 2006 until May 2007. Mr. Foley was the Chairman of the Board and Chief Executive Officer of old FNF, and served in both capacities since that company’s formation in 1984. Mr. Foley also served as President of old FNF from 1984 until December 31, 1994. Mr. Foley also serves as the Executive Chairman of FIS.

Douglas K. Ammerman.  Douglas K. Ammerman has served as a director of the Company since the Full Spin-Off in October 2006. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Quiksilver, Inc., William Lyon Homes and El Pollo Loco, Inc.

Thomas M. Hagerty.  Thomas M. Hagerty has served as a director of the Company since the Full Spin-Off in October 2006. Mr. Hagerty has also served as a director of FIS since 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty currently serves as a director of MGIC Investment Corporation and FIS.

Peter O. Shea, Jr.  Peter O. Shea, Jr. has served as a director of the Company since April 2006. Mr. Shea is also the President and Chief Executive Officer of J.F. Shea Co., Inc. and he previously served as Chief Operating Officer of J.F. Shea Co., Inc. for more than five years. J.F. Shea Co., Inc. is a private company with operations in home construction, commercial property development and management and heavy civil construction.

Information About Our Directors Continuing in Office

The names of the incumbent directors of the Company who are not up for election at the annual meeting and certain biographical information concerning each of them is set forth below. Expiration terms of the incumbent directors are also provided.

Incumbent Class I Directors — Term Expiring 2009

			Director
Name	Position with FNF	Age(1)	Since

John F. Farrell, Jr.	Director Member of the Audit Committee	70	2000	(2)
Frank P. Willey	Vice Chairman of the Board	54	1984	(2)
Willie D. Davis	Director Member of the Audit Committee	73	2003	(2)
Philip G. Heasley	Director Member of the Corporate Governance and Nominating Committee	58	2000	(2)

(1)	As of April 1, 2008.

(2)	Includes the period of time during which the director served as a director of old FNF.

John F. Farrell, Jr.  John F. Farrell, Jr. has served as a director of the Company since the Partial Spin-Off in October 2005. Mr. Farrell is a private investor and has been since 1997. From 1985 through 1997 he was Chairman and Chief Executive Officer of North American Mortgage Company.

Frank P. Willey.  Frank P. Willey has served as a director and Vice Chairman of the Company since the Partial Spin-Off in October 2005. Mr. Willey served as the Vice Chairman of the Board of Directors of old FNF prior to joining the Board of the Company. Mr. Willey also was the President of old FNF from January 1, 1995 through March 20, 2000. Mr. Willey also serves as a director of CKE Restaurants, Inc.

Willie D. Davis.  Willie D. Davis has served as a director of the Company since the Partial Spin-Off in October 2005. Mr. Davis has served as the President and a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations, since 1976. Mr. Davis currently also serves on the Board of Directors of MGM Mirage, Inc., Alliance Bank and Manpower, Inc.

Philip G. Heasley.  Philip G. Heasley has served as a director of the Company since the Partial Spin-Off in October 2005. Mr. Heasley has served as the President and CEO of ACI Worldwide, Inc., formerly known as Transaction Systems Architects, Inc., since May 2005. From 2003 until May 2005, Mr. Heasley served as Chairman and Chief Executive Officer of Paypower LLC. Prior to that, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from 2000 to 2003. Before First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and two years as President and Chief Operating Officer. Mr. Heasley also serves as a director of ACI Worldwide, Inc. and Kintera, Inc.

Incumbent Class II Directors — Term Expiring 2010

			Director
Name	Position with FNF	Age(1)	Since

Daniel D. (Ron) Lane	Director Chairman of the Compensation Committee	73	1989	(2)
General William Lyon	Director	85	1998	(2)
Richard N. Massey	Director Member of the Compensation Committee	52	2006	(2)
Cary H. Thompson	Director Member of the Compensation Committee and the Executive Committee	51	1992	(2)

(1)	As of April 1, 2008.

(2)	Includes the period of time during which the director served as a director of old FNF.

Daniel D. (Ron) Lane.  Daniel D. (Ron) Lane has served as a director of the Company since the Full Spin-Off. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. Mr. Lane also serves as a director of FIS and CKE Restaurants, Inc.

General William Lyon.  General Lyon has served as a director of the Company since the Partial Spin-Off in October 2005. General Lyon has served as the Chairman of the Board of William Lyon Homes, Inc. and affiliated companies, where he also serves as Chief Executive Officer, since November 1999. General Lyon also serves as the Chairman of the Board, President and Chief Executive Officer of the former William Lyon Homes, which sold substantially all of its assets in 1999 and subsequently changed its name to Corporate Enterprises, Inc.

Richard N. Massey.  Richard N. Massey has served as a director of the Company since the Full Spin-Off. Mr. Massey is currently Executive Vice President and General Counsel of Alltel Corporation and has been since January 2006. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of FIS.

Cary H. Thompson.  Cary H. Thompson has served as a director of the Company since the Full Spin-Off. Mr. Thompson currently is a Senior Managing Director with Bear Stearns & Co. Inc. and has been since 1999. From 1996 to 1999, Mr. Thompson was a director and Chief Executive Officer of Aames Financial Corporation. Mr. Thompson also serves on the Board of Directors of FIS and SonicWall Corporation.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our Board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes, each class as nearly equal in number as possible. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is twelve.

At this annual meeting, the following persons, each of whom is a current Class III director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2011:

William P. Foley, II
Douglas K. Ammerman
Thomas M. Hagerty
Peter O. Shea, Jr.

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2008 fiscal year. KPMG LLP or its predecessors have continuously acted as the independent registered public accounting firm for the Company (including old FNF) commencing with the fiscal year ended December 31, 1988. For services rendered to us during or in connection with our years ended December 31, 2007 and 2006, we were billed the following fees by KPMG LLP:

	2007	2006
	(In thousands)

Audit Fees	$3,801	$3,766
Audit-Related Fees	62	37
Tax Fees	48	83
All Other Fees	—	—

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work.

Audit Fees.  Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2007 and 2006 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.

Audit-Related Fees.  Audit-related fees in 2007 and 2006 consisted principally of fees for audits of employee benefit plans.

Tax Fees.  Tax fees for 2007 and 2006 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Services.  The Company incurred no other fees in 2007 or 2006.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by

KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.

PROPOSAL NO. 3:  APPROVAL OF THE FIDELITY NATIONAL FINANCIAL, INC.
AMENDED AND RESTATED 2005 OMNIBUS INCENTIVE PLAN

Purpose of the Plan and Description of the Proposal

Our board of directors has adopted and recommends that our stockholders approve the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan, or omnibus plan. The primary purpose of the amendments to the omnibus plan is to increase the authorized shares available for issuance under the plan by 11,000,000 shares in order to assure that we have adequate means to provide equity incentive compensation to our employees on a going-forward basis. As of March 31, 2008, there are approximately 283,000 shares previously authorized under the omnibus plan which remain available for grant.

Prior to October 17, 2005, the Company was known as Fidelity National Title Group, Inc. and was a wholly-owned subsidiary of old FNF. On October 17, 2005, old FNF distributed to its stockholders a minority interest in the Company, making us a majority-owned, publicly traded company (the “Partial Spin-Off”). On October 24, 2006, old FNF transferred certain assets to us in return for the issuance of shares of our common stock to old FNF. Old FNF then distributed to its stockholders all of its shares of our common stock, making us a stand alone public company (the “Full Spin-Off”). In November 2006, old FNF was then merged with and into another of its subsidiaries, Fidelity National Information Services, Inc., after which we changed our name to Fidelity National Financial, Inc. Accordingly, we have made certain amendments to the omnibus plan to reflect our name change from Fidelity National Title Group, Inc. to Fidelity National Financial, Inc., and to delete certain language which related to our status as a majority-owned subsidiary of old FNF which is no longer relevant.

Grants under the omnibus incentive plan may be made in the form of stock options, stock appreciation rights, which we refer to as SARs, restricted stock, restricted stock units, which we refer to as RSUs, performance shares, performance units, and other cash or stock-based awards. All of the shares will be available for grants of “full value” awards, meaning awards other than stock options, SARs or other awards for which the recipient pays the exercise price. We had 18,008,834 stock options outstanding as of December 31, 2007, with a weighted average exercise price of $14.57 and a weighted average remaining term of 6.47 years. We also had 2,076,052 full-value awards outstanding as of December 31, 2007. On March 31, 2008, the closing price of our common stock was $18.33 per share.

The future benefits that will be received under the plan by particular individuals or groups are not determinable at this time. As of March 31, 2008, William P. Foley, II had 1,825,769 options outstanding under the plan, Alan L. Stinson had 674,760 options outstanding under the plan, Anthony J. Park had 326,485 options outstanding under the plan, Raymond R. Quirk had 980,943 options outstanding under the plan, and Brent B. Bickett had 394,760 options outstanding under the plan. All current executive officers as a group had 6,308,415 options outstanding under the plan. All current directors who are not executive officers as a group had 1,216,239 options outstanding under the plan. The nominees for election as directors, other than Mr. Foley, had the following number of options outstanding under the plan: Douglas K. Ammerman 65,295 options; Thomas M. Hagerty 43,315 options; and Peter O. Shea, Jr. 21,333 options. No associates of such directors, executive officers or nominees have received options under the plan. All employees, including all current officers who are not executive officers, as a group had 10,081,553 options outstanding under the plan.

The purpose of the omnibus incentive plan is to optimize our profitability and growth through incentives that are consistent with our goals and that link the personal interests of participants to those of our stockholders. The omnibus incentive plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of employees, directors and consultants who make significant contributions to our success and to allow such individuals to share in our success.

Our general compensation philosophy is that long-term incentive compensation should closely align the interests of our officers, directors and key employees with the interests of our stockholders, as more fully described under “Compensation Discussion and Analysis and Executive and Director Compensation.” We believe that stock ownership has focused our key employees on improving our performance, and has helped to create a culture that encourages employees to think and act as stockholders. Participants in our long-term incentive compensation program generally include our officers, directors and certain key employees.

We believe that our equity programs and our emphasis on employee stock ownership have been integral to our success in the past and are important to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term company performance and stockholder returns. We believe that the omnibus incentive plan will enable us to continue to align executive and stockholder interests consistent with our long-term incentive compensation philosophy. For these reasons, we consider approval of the omnibus incentive plan important to our future success.

Description of the Omnibus Incentive Plan

The complete text of the omnibus incentive plan is set forth as Annex A hereto. The following is a summary of the material features of the omnibus incentive plan and is qualified in its entirety by reference to Annex A.

Effective Date and Duration

If approved by our stockholders, the omnibus incentive plan, as amended and restated, will become effective on May 29, 2008, and will authorize the granting of awards for up to ten years. The omnibus incentive plan will remain in effect with respect to outstanding awards until no awards remain outstanding.

Amendment and Termination

The omnibus incentive plan may be amended or terminated by our board at any time, subject to certain limitations, and, subject to limitations under the plan, the awards granted under the plan may be amended by the compensation committee of our board of directors at any time, provided that no such action to the plan or an award may, without a participant’s written consent, adversely affect in any material way any previously granted award. No amendment that would require stockholder approval under the New York Stock Exchange’s listing standards or to comply with securities laws may become effective without stockholder approval.

Administration of the Omnibus Incentive Plan

The omnibus incentive plan will be administered by our compensation committee or another committee selected by our board, any of which we refer to as the committee. The members of the committee are appointed from time to time by, and serve at the discretion of, the board. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus incentive plan and any award agreement or other instrument entered into under the omnibus incentive plan; establish, amend and waive rules and regulations for the administration of the omnibus incentive plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The committee’s determinations and interpretations under the omnibus incentive plan are binding on all interested parties. The committee is empowered to delegate its administrative duties and powers as it may deem advisable, to the extent permitted by law.

Shares Subject to the Omnibus Incentive Plan

Awards under the omnibus incentive plan may be made in FNF common stock. The maximum number of shares with respect to which awards may be granted under the plan is 34,500,000 (which includes 11,000,000 newly authorized shares and a maximum of 300,000 shares which were previously authorized under the omnibus plan but not granted). All of these shares may be issued pursuant to incentive stock options, and all of the shares will be available for grants of full value awards.

If an award under the omnibus incentive plan is canceled, forfeited, terminates or is settled in cash, the shares related to that award will not be treated as having been delivered under the omnibus incentive plan.

For purposes of determining the number of shares available for grant as incentive stock options, only shares that are subject to an award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the omnibus incentive plan.

In the event of any equity restructuring, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the committee shall cause an equitable adjustment to be made (i) in the number and kind of shares of our common stock that may be delivered under the omnibus incentive plan, (ii) in the individual annual limitations on each type of award under the omnibus incentive plan and (iii) with respect to outstanding awards, in the number and kind of shares subject to outstanding awards, the exercise price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding awards, in the case of (i), (ii) and (iii) to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the committee may, in its sole discretion, cause an equitable adjustment as described in the foregoing sentence to be made, to prevent dilution or enlargement of rights.

Repricing

Neither FNF nor our compensation committee may (i) reduce the exercise price of outstanding options (except to the extent described above in the event of an equity restructuring or other change in corporate capitalization), (ii) cancel options and grant substitute options with a lower exercise price, or (iii) purchase outstanding underwater options from participants for cash.

Eligibility and Participation

Eligible participants include all employees, directors and consultants of FNF and our subsidiaries, as determined by the committee.

Awards under the Omnibus Incentive Plan

Grants under the omnibus incentive plan may be made in the form of stock options, stock appreciation rights, which we refer to as SARs, restricted stock, restricted stock units, which we refer to as RSUs, performance shares, performance units, and other cash or stock-based awards.

Maximum Grants under the Omnibus Incentive Plan

For purposes of Section 162(m) of the Internal Revenue Code, (i) the maximum number of our shares with respect to which stock options or SARs may be granted to any participant in any fiscal year is 4,000,000 shares; (ii) the maximum number of our shares of restricted stock that may be granted to any participant in any fiscal year is 2,000,000 shares; (iii) the maximum number of our shares with respect to which RSUs may be granted to any participant in any fiscal year is 2,000,000 shares; (iv) the maximum number of our shares with respect to which performance shares may be granted to any participant in any fiscal year is 2,000,000 shares; (v) the maximum amount of compensation that may be paid with respect to performance units or other cash or stock-based awards awarded to any participant in any fiscal year is $25,000,000 or a number of shares having a fair market value not in excess of that amount; and (vi) the maximum dividend or dividend equivalent that may be paid to any one participant in any one fiscal year is $25,000,000.

Types of Awards

Following is a general description of the types of awards that may be granted under the omnibus incentive plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the committee, subject to limitations contained in the omnibus incentive plan.

Stock Options.  The committee may grant incentive stock options, which we refer to as ISOs, nonqualified stock options, which we refer to as NQSOs or a combination thereof under the omnibus incentive plan. The exercise price for each such award will be at least equal to 100% of the fair market value of a share of common stock on the date of grant (110% of fair market value in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of FNF or any subsidiary). Options will expire at such times and will have such other terms and conditions as the committee may determine at the time of grant; provided, however, that no option may be exercisable later than the tenth anniversary of its grant (fifth anniversary in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of FNF or any subsidiary).

The exercise price of options granted under the omnibus incentive plan may be paid in cash, by tendering previously acquired shares of common stock having a fair market value equal to the exercise price, through broker-assisted cashless exercise or any other means permitted by the committee consistent with applicable law or by a combination of any of the permitted methods.

Stock options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and are exercisable during a participant’s lifetime only by the participant. Stock options may not be transferred for consideration.

The committee may also award dividend equivalent payments in connection with a stock option.

Stock Appreciation Rights.  SARs granted under the omnibus incentive plan may be in the form of freestanding SARs (SARs granted independently of any option), tandem SARs (SARS granted in connection with a related option) or a combination thereof. The grant price of a freestanding SAR will be equal to the fair market value of a share of common stock on the date of grant. The grant price of a tandem SAR will be equal to the exercise price of the related option.

Freestanding SARs may be exercised upon such terms and conditions as are imposed by the committee and set forth in the SAR award agreement. Tandem SARs may be exercised only with respect to the shares of common stock for which its related option is exercisable.

Upon exercise of a SAR, a participant will receive the product of the excess of the fair market value of a share of common stock on the date of exercise over the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment upon SAR exercise may be in cash, in shares of common stock of equivalent value, or in some combination of cash and shares, as determined by the committee. The committee may also award dividend equivalent payments in connection with SARs.

Restricted Stock.  Restricted stock is an award that is non-transferable and subject to a substantial risk of forfeiture until vesting conditions, which can be related to continued service or other conditions established by the committee, are satisfied. Prior to vesting, holders of restricted stock may receive dividends and voting rights. If the vesting conditions are not satisfied, the participant forfeits the shares.

Restricted Stock Units and Performance Shares.  RSUs and performance shares represent a right to receive a share of common stock, an equivalent amount of cash, or a combination of shares and cash, as the committee may determine, if vesting conditions are satisfied. The initial value of an RSU or performance share granted under the omnibus incentive plan shall be at least equal to the fair market value of our common stock on the date the award is granted. The committee may also award dividend equivalent payments in connection with such awards. RSUs may contain vesting conditions based on continued service or other conditions established by the committee. Performance shares may contain vesting conditions based on attainment of performance goals established by the committee in addition to service conditions.

Performance Units.  Performance units are awards that entitle a participant to receive shares of common stock, cash or a combination of shares and cash if certain performance conditions are satisfied. The amount received depends upon the value of the performance units and the number of performance units earned, each of which is determined by the committee. The committee may also award dividend equivalent payments in connection with such awards.

Other Cash and Stock-Based Awards.  Other cash and stock-based awards are awards other than those described above, the terms and conditions of which are determined by the committee. These awards may include, without limitation, the grant of shares of our common stock based on attainment of performance goals established by the committee, the payment of shares as a bonus or in lieu of cash based on attainment of performance goals established by the committee, and the payment of shares in lieu of cash under an incentive or bonus program. Payment under or settlement of any such awards will be made in such manner and at such times as the committee may determine.

Dividend Equivalents.  Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends with respect to a specified number of shares.

Replacement Awards.  Replacement awards are awards issued in substitution of awards granted under equity-based incentive plans sponsored or maintained by an entity with which we engage in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity are outstanding immediately prior to such transaction. Replacement awards shall have substantially the same terms and conditions as the award it replaces; provided, however, that the number of shares, the exercise price, grant price or other price of shares, any performance conditions, or the market price of underlying shares or per-share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the committee, in its sole discretion.

Performance Goals

Performance goals, which are established by the committee, will be chosen from among the following performance measures: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events, including, for example, events affecting us or our financial statements or changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan. With respect to any awards intended to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code, any such exception shall be specified at such times and in such manner as will not cause such awards to fail to so qualify.

Termination of Employment or Service

Each award agreement will set forth the participant’s rights with respect to the award following termination of employment or service.

Change in Control

Except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control (as defined below), unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all outstanding options and SARs granted under the omnibus incentive plan will become immediately exercisable, any restriction imposed on restricted stock, RSUs and other awards granted under the omnibus incentive plan will lapse, and any and all performance shares, performance units and other awards granted under the omnibus incentive plan with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus incentive plan, the term “change in control” is defined as the occurrence of any of the following events:

•	an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•	during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, or incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board;

•	the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our stockholders immediately before the transaction continue to have beneficial ownership of 50% or more of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

Transferability

Awards generally will be non-transferable except upon the death of a participant, although the committee may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the committee may establish.

Deferrals

The committee may permit the deferral of vesting or settlement of an award and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral. Any such deferral and crediting will be subject to the terms and conditions established by the committee and any terms and conditions of the plan or arrangement under which the deferral is made.

Tax Withholding

We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the omnibus incentive plan. The committee may require or permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of our common stock having a fair market value equal to the minimum withholding obligation.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to options awarded under the omnibus incentive plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Consequences to the Optionholder

Grant.  There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the omnibus incentive plan.

Exercise.  The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder’s employment with FNF. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).

Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding.

The optionholder’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

Qualifying Disposition.  If an optionholder disposes of shares of common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Disposition.  If the optionholder disposes of shares of common stock acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

Other Disposition.  If an optionholder disposes of shares of common stock acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of common stock were held for more than one year from the date such shares were transferred to the optionholder.

Alternative Minimum Tax.  Alternative minimum tax, or AMT, is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.

For AMT purposes, the spread upon exercise of an ISO (but not an NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

Consequences to FNF

There are no federal income tax consequences to FNF by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our reporting obligations described below. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, we will be entitled to a corresponding deduction in the year in which the disposition occurs.

We will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We will be required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by the optionholder upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.

Stock Appreciation Rights

A participant generally will not realize taxable income at the time a SAR is granted. Upon settlement of a SAR, the participant will recognize as ordinary income the amount of cash received or, if the right is paid in shares of our common stock, the fair market value of such shares at the time of payment. We will generally be allowed a tax deduction in the taxable year the participant includes the amount in income.

Restricted Stock

A participant generally does not realize taxable ordinary income as a result of receiving a restricted stock grant, and we are not entitled to a deduction for federal income tax purposes at the time of the grant, provided that the shares are not transferable and are subject to restrictions constituting a “substantial risk of forfeiture.” When the restrictions lapse, the participant will be deemed to have received taxable ordinary income equal to the fair market value of the shares underlying the award at the time of lapse. An amount equal to the compensation included in the participant’s income will generally be deductible by us in the taxable year of inclusion. The participant’s tax basis in the shares will be equal to the fair market value of such shares on the date the restrictions lapse. Any gain realized upon disposition of such shares is taxable as capital gain income, with the applicable tax rate depending upon, among other things, how long such shares were held following the lapse of the restrictions.

Under certain circumstances, a participant may, within thirty days after transfer of the restricted shares, irrevocably elect under section 83(b) of the Code to include in the year in which such restricted shares are transferred as gross income, the fair market value of such shares, which is determined as of the date of transfer and without regard to any restriction other than a restriction that by its terms will never lapse. A copy of this election must be provided to us. The basis of such shares will be equal to the amount included in income. The holding period for capital gains purposes begins when the shares are transferred to the participant. If such shares are forfeited before the restrictions lapse, the forfeiture will be treated as a sale or exchange and no tax deduction will be allowed for the amount included in income as a result of the original election.

Restricted Stock Units and Other Awards

Restricted stock units and other awards granted under the omnibus incentive plan are generally not subject to tax at the time of the award but are subject to ordinary income tax at the time of payment, whether paid in cash or shares of our common stock. With respect to such awards, we generally will be allowed a tax deduction for the amount included in the taxable income of the participant in the taxable year of inclusion.

Other Tax Consequences

The foregoing discussion is not a complete description of the federal income tax aspects of awards granted under the omnibus incentive plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following tables is based on 213,901,531 shares of FNF common stock outstanding as of March 31, 2008. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that stockholder. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each stockholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares	Percent of
Name	Beneficially Owned	Class
AXA Financial, Inc.(1)	16,405,357	7.67%

(1)	According to a Schedule 13G filed February 14, 2008, each of AXA Financial, Inc., whose address is 1290 Avenue of the Americas, New York, New York 10104; AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, whose address is 16 rue Drouot, 75009 Paris, France; and AXA, whose address is 25 avenue Matignon, 75008 Paris, France, may be deemed to be the beneficial owner of 16,405,357 shares. This amount consists of 3,977 shares held for investment purposes by AXA Investment Managers Paris (France); 16,397,480 held for investment purposes by AllianceBernstein L.P.; and 3,900 shares held for investment purposes by AXA Equitable Life Insurance Company.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our executive officers and directors as a group.
The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of
	Shares		Number			Percent
Name	Owned(1)		of Options(2)	Total		of Total

Douglas K. Ammerman	10,770		29,308	40,078		*
Brent B. Bickett	364,532		238,126	602,658		*
Willie D. Davis	21,246		216,549	237,795		*
John F. Farrell Jr.	27,019		178,647	205,666		*
William P. Foley, II	8,661,509	(3)	879,231	9,540,740	(3)	4.44%
Thomas M. Hagerty	15,502		14,655	30,157		*
Philip G. Heasley	52,703		54,206	106,909		*
Daniel D. (Ron) Lane	178,816		94,885	273,701		*
General William Lyon	87,165		306,377	393,542		*
Richard N. Massey	23,546		—	23,546		*
Anthony J. Park	198,804		153,152	351,956		*
Raymond R. Quirk	787,839	(4)	580,943	1,368,782	(4)	*
Peter O. Shea, Jr.	7,667		—	7,667		*
Alan L. Stinson	489,138		238,126	727,264		*
Cary H. Thompson	12,074		38,408	50,482		*
Frank P. Willey	1,500,386		11,906	1,512,292		*
All directors and officers (21 persons)	13,441,839		4,038,537	17,480,376		8.17%

*	Represents less than 1% of our common stock.
(1)	Includes the following pledged shares: Mr. Foley — 272,777 shares; Mr. Quirk — 212,113 shares; Mr. Willey — 1,437,288 shares; and all directors and officers as a group — 2,090,749 shares.
(2)	Represents shares subject to stock options that are exercisable on March 31, 2008 or become exercisable within 60 days of March 31, 2008.
(3)	Included in this amount are 2,995,122 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 708,106 shares held by Foley Family Charitable Foundation.
(4)	Included in this amount are 470,988 shares held by the Quirk 2002 Trust and 47,193 shares held by the Raymond Quirk 2004 Trust.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2007, about our common stock which may be issued under our equity compensation plans:

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise Price of	Under Equity
	be Issued Upon Exercise	Outstanding	Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column
Plan Category	(a)	(b)	(a))(c)

Equity compensation plans approved by security holders	18,008,834	$14.57	755,520
Equity compensation plans not approved by security holders	—	—	—

Total	18,008,834	$14.57	755,520

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table.

Name	Position with FNF	Age

William P. Foley, II	Chairman of the Board	63
Alan L. Stinson	Chief Executive Officer	62
Raymond R. Quirk	President	61
Brent B. Bickett	Executive Vice President, Corporate Finance	43
Anthony J. Park	Executive Vice President and Chief Financial Officer	41
Chris Abbinante	Executive Vice President	57
Erika Meinhardt	Executive Vice President	49
Roger Jewkes	Executive Vice President	49
Michael L. Gravelle	Executive Vice President	46
Peter T. Sadowski	Executive Vice President and General Counsel	53

Alan L. Stinson.  Mr. Stinson is the Chief Executive Officer of FNF and he has served in that position since May 2007. Previously, Mr. Stinson served as Co-Chief Operating Officer from the Full Spin-Off in October 2006 until May 2007. Mr. Stinson joined old FNF in October 1998 as Executive Vice President, Financial Operations and served as Executive Vice President and Chief Financial Officer of old FNF from January 1999 until the merger with FIS in November 2006. Mr. Stinson was also named Chief Operating Officer of old FNF in February 2006. Mr. Stinson is also the Executive Vice President, Finance of FIS.

Raymond R. Quirk.  Mr. Quirk is the Co-President of FNF and he has served in that position since May 2007. Previously, Mr. Quirk served as Co-Chief Operating Officer of FNF from the Full Spin-Off in October 2006 until May 2007. Mr. Quirk was appointed as President of old FNF in 2002 and served in that role until the Partial Spin-Off in October 2005 when he was named our Chief Executive Officer. Since joining old FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer and Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally.

Brent B. Bickett.  Mr. Bickett has served as Executive Vice President, Corporate Finance of FNF since April 2008. He served as President or Co-President of FNF from the Full Spin-Off in October 2006 until April 2008, at which time he agreed to change his title in recognition of his ongoing responsibilities at FIS where he serves as Executive Vice President, Strategic Planning. He joined old FNF in 1999 as a Senior Vice President, Corporate

Finance and served as Executive Vice President, Corporate Finance of old FNF from 2002 until January 2006. Mr. Bickett also served as President of old FNF from February 2006 until the merger of old FNF with FIS in November 2006.

Anthony J. Park.  Mr. Park is the Executive Vice President and Chief Financial Officer of FNF and he has served in that position since the Partial Spin-Off in October 2005. Prior to being appointed CFO of FNF, Mr. Park served as Controller and Assistant Controller of old FNF from 1991 to 2000 and served as the Chief Accounting Officer of old FNF from 2000 to 2005.

Chris Abbinante.  Mr. Abbinante is Executive Vice President, Eastern Operations of FNF and he has served in that position since the Full Spin-Off in October 2006. Prior to that, Mr. Abbinante served as the President of Eastern Operations for FNF since the Partial Spin-Off in October 2005. From January 2002 to October 2005, Mr. Abbinante served as an Executive Vice President and Co-Chief Operating Officer for old FNF. Mr. Abbinante joined old FNF in 2000 in connection with old FNF’s acquisition of Chicago Title Corporation.

Erika Meinhardt.  Erika Meinhardt is Executive Vice President, National Agency Operations of FNF and she has served in that position since the Full Spin-Off in October 2006. Prior to that, Ms. Meinhardt served as the President of National Agency Operations for FNF since the Partial Spin-Off in October 2005. From 2002 until October 2005, Ms. Meinhardt served as Executive Vice President and Division Manager for old FNF, with responsibility for direct and agency operations in the Southeast and Northeast. Ms. Meinhardt has held various other positions with old FNF and its subsidiary companies since 1983.

Roger Jewkes.  Mr. Jewkes is Executive Vice President, Western Operations of FNF and he has served in that position since the Full Spin-Off in October 2006. Prior to that, Mr. Jewkes served as the President of Western Operations for FNF since the Partial Spin-Off in October 2005. Mr. Jewkes served as a Division Manager for old FNF from May 2003 to October 2005, and as Regional Manager with old FNF from May 2001 to 2003. Mr. Jewkes has held various other operational management positions with old FNF since he joined old FNF in 1987.

Michael L. Gravelle.  Mr. Gravelle is the Executive Vice President, Legal of FNF and he has served in that position since May 2006. Mr. Gravelle joined old FNF in 2003, serving as Senior Vice President of old FNF and as Senior Vice President, General Counsel and Secretary of a subsidiary of old FNF which merged into FIS in 2006. Mr. Gravelle joined that entity in 1993, where he served as Vice President, General Counsel and Secretary beginning in 1996 and as Senior Vice President, General Counsel and Secretary beginning in 2000. Mr. Gravelle also serves as Executive Vice President, Legal of FIS.

Peter T. Sadowski.  Mr. Sadowski is Executive Vice President and General Counsel of FNF and he has served in that position since the Full Spin-Off in October 2006. Prior to the merger of old FNF with FIS, Mr. Sadowski was the Executive Vice President and General Counsel for old FNF and had been since 1999. He has also served as Executive Vice President of FNF since the Partial Spin-Off in October 2005.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND
DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

In this compensation discussion and analysis, we provide an overview of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for William P. Foley, II, our executive Chairman; Alan L. Stinson, our Chief Executive Officer; Anthony J. Park, our Executive Vice President and Chief Financial Officer; and Raymond R. Quirk and Brent B. Bickett, who served as Co-Presidents during 2007 and were our two other most highly compensated executive officers during 2007 (together, the named executive officers).

Objectives of our Compensation Program

Our compensation programs are designed to attract and motivate high performing executives with the objective of delivering long-term shareholder value and financial results. Retaining our key employees also is a high priority, as there is significant competition in our industry for talented managers. We think the most effective way of accomplishing these objectives is to link the compensation of our named executive officers to specific annual and long-term strategic goals, thereby aligning the interests of our executives with those of our stockholders. We have a history of delivering strong results for our stockholders, and we believe our practice of linking compensation with corporate performance has contributed significantly to that track record.

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning our executives’ interests with those of our stockholders and strongly motivates executives to build long-term stockholder value. We structure our stock-based compensation programs to assist in creating this link. Finally, we provide our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives from similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term stockholder value.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee has the responsibility to approve and monitor all compensation for our named executive officers. Our Chief Executive Officer also plays an important role in determining executive compensation levels, by making recommendations to our compensation committee regarding salary adjustments and incentive awards for his direct reports. Our executive Chairman may also make recommendations with respect to equity-based incentive compensation awards. These recommendations will be based on a review of an executive’s performance and job responsibilities and potential future performance. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Our executive Chairman and our Chief Executive Officer do not make recommendations to the compensation committee with respect to their own compensation.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers and competitors to attract and retain highly skilled executives within that industry. In order to attract talented executives with the leadership abilities and skills necessary for building long-term stockholder value, motivate our executives to perform at a high level, reward outstanding achievement and retain our key executives over the long-term, the compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our executive officers, including base salaries and annual and long-term incentive amounts, the compensation committee considers a number of factors it deems important. These factors include financial performance, individual performance, and an executive’s experience, knowledge, skills, level of responsibility and expected impact on our future success. The compensation committee also considers corporate governance and regulatory factors related to executive compensation and marketplace compensation practices.

When considering marketplace compensation practices, our compensation committee considers data on base salary, annual incentive targets and long-term incentive targets, focusing on levels of compensation from the 50th to the 75th percentiles of market data. These levels of total compensation provide a point of reference for the committee, but the compensation committee ultimately makes compensation decisions based on all of the factors described above.

To further the objectives of our compensation program, the compensation committee engaged Strategic Apex Group, an independent compensation consultant, to conduct an annual review of our compensation programs for the named executive officers, as well as for other key executives. Strategic Apex Group provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our key executives, including the named executive officers.

To assist the compensation committee in determining 2007 compensation levels, Strategic Apex Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives and pay mix. Strategic Apex Group used two different marketplace data sources: (1) surveys prepared by Hewitt Associates and Towers Perrin, which together contain data on approximately 700 companies, and (2) a group of 19 publicly-traded companies. The 19 companies were:

•	Affiliated Computer Services Inc.

•	Aon Corp.

•	Assurant Inc.

•	Automatic Data Processing, Inc.

•	W.R. Berkley Corp.

•	First American Corporation

•	First Data Corporation

•	Fiserv Inc.

•	LandAmerica Financial Group, Inc.

•	Lincoln National Corporation

•	Marsh & McLennan Companies

•	NVR Incorporated

•	Old Republic International Corporation

•	Principal Financial Group

•	Realogy Corporation

•	Safeco Corporation

•	Toll Brothers, Inc.

•	White Mountains Insurance Group

•	XL Capital Ltd.

These companies were selected because they are in the same general industry as us and/or they have comparable annual revenues or because they compete directly with us for key employees. This compensation information provided by Strategic Apex Group provided a basis for the evaluation of total executive compensation paid to our executive officers, but many other factors were considered by our compensation committee.

Allocation of Total Compensation

We compensate our executives through a mix of base salary, annual cash incentives and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers and provide some limited perquisites. These benefits and perquisites are described later. The compensation committee generally allocates our executive officers’ compensation based on its determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the compensation committee considers how other companies allocate compensation, based on the marketplace data provided by Strategic Apex Group, and each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term stockholder value.

In 2007, our named executive officers’ compensation was allocated among annual salary, annual cash incentives and long-term equity-based incentives, with a heavy emphasis on the at-risk, performance-based components of annual cash incentives and long-term equity-based incentives.

The compensation committee believes performance-based incentive compensation comprising 60% to 90% of total target compensation is appropriate. The compensation committee also believes a significant portion of an executive officer’s compensation should be allocated to equity-based compensation in order to effectively align the interests of our executives with the long-term interests of our stockholders. Consequently, for 2007, a majority of our named executive officers’ total compensation was provided in the form of restricted stock and nonqualified stock options.

When allocating Mr. Foley’s compensation among base salary and annual and long-term incentives, the compensation committee considers that Mr. Foley is not employed exclusively by us. Because Mr. Foley does not dedicate 100% of his time on a day-to-day basis to FNF matters, the compensation committee has allocated a smaller portion of his annual compensation to base salary. Rather, because of Mr. Foley’s unique experience and his contributions to and impact on our long-term strategy and success, the compensation committee has heavily weighted Mr. Foley’s compensation toward at-risk, performance-based annual and long-term incentive opportunities.

2007 Executive Compensation Components

For 2007, the principal components of compensation for our named executive officers consisted of:

•	base salary,

•	performance-based annual cash incentive, and

•	long-term equity-based incentive awards.

We also provided our executives with certain retirement and employee benefit plans as well as limited perquisites, although these items are not significant components of our compensation programs.

Below is a summary of each element of our 2007 compensation programs.

Base Salary

We seek to provide each of our named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to consistently perform at a high level. However, base salary is a relatively small component of our total compensation package, as our emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of our performance review process, as well as in the event of promotions or other changes in executive officers’ positions with the Company.

Annual Performance-Based Cash Incentive

We award annual cash incentives based upon the achievement of performance goals that are specified in the first quarter of the year. We provide the annual incentives to our executive officers under an annual incentive plan that is designed to allow the annual incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Code. The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the annual incentive plan to provide a material portion of the executives’ total compensation in the form of at-risk, performance-based pay.

In the first quarter of 2007, annual incentive award targets were established by the compensation committee as described above for our named executive officers as a percentage of the individual’s base salary. For 2007, Mr. Foley’s annual incentive target was 250% of base salary, Messrs. Stinson’s, Quirk’s and Bickett’s target was 150% of base salary, and Mr. Park’s target was 100% of base salary.

Actual payout can range from zero to two times (three times for Mr. Foley) the target incentive opportunity, depending on achievement of the pre-established goals. However, no annual incentive payments are payable to an executive officer if the pre-established, minimum performance thresholds are not met. The ranges of possible payments under the annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

During the first quarter of 2007, our compensation committee established performance goals relating to the incentive targets described below and set a threshold performance level that needed to be achieved before any awards could be paid. These performance goals were specific, table driven measures. The committee retained discretion to reduce, but not to increase, such amounts.

Annual incentive awards for 2007 for the named executive officers were based on meeting an objective for return on equity, or ROE, for FNF (2007 target of 11.5%). ROE is calculated by taking GAAP net income for 2007 and dividing it by total shareholders’ equity as of the beginning of 2007. For purposes of determining whether the targets under the annual incentive plan have been met, we adjust net income to exclude the financial impact of certain events, including loss charges taken with respect to adverse development with respect to prior year claims. For 2007, our actual ROE result was below threshold performance (2007 actual ROE, as adjusted as described above, was 8.36%). Consequently, we did not pay incentive awards to our named executive officers with respect to 2007 performance under our annual incentive plan.

Long-Term Equity Incentive Awards

We have a stockholder-approved 2005 Omnibus Incentive Plan, or omnibus plan, for long-term incentive awards. The plan allows us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. In 2007, we granted both restricted stock and stock options under the omnibus plan. We believe these awards help us create long-term stockholder value by linking the interests of our named executive officers, who are in positions to directly influence stockholder value, with the interests of our stockholders. A description of our omnibus plan can be found in the narrative following the Grants of Plan-Based Awards table.

Our general practice is for our compensation committee to make awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires or promotions.

In 2007, the compensation committee approved grants of restricted stock to each of our named executive officers pursuant to our omnibus plan. The restricted stock awards were granted in November 2007 and vest proportionately each year over four years based on continued employment with us.

The compensation committee also approved a grant of stock options to each of our named executive officers in 2007 pursuant to our omnibus plan. The stock options awards were granted in November 2007, have an eight-year term and vest proportionately each year over four years based on continued employment with us. The number of shares subject to the restricted stock and option awards, and the exercise prices of the options, are disclosed in the Grants of Plan-Based Awards table.

The restricted stock and option award amounts were determined based on the following:

•	an analysis of competitive marketplace compensation data provided to the compensation committee by Strategic Apex Group;

•	the executive’s level of responsibility and ability to influence our performance;

•	the executive’s level of experience and skills;

•	the need to retain and motivate highly talented executives; and

•	the Company’s business environment, objectives and strategy.

In addition to aligning the executive’s interest with the interests of our stockholders, our compensation committee believes these restricted stock and option awards aid in retention, because the executive must remain with FNF for four years before the restricted stock fully vests and the options become fully exercisable.

In addition, in May 2007, certain of our executive officers, including Messrs. Foley, Stinson, Quirk and Bickett, were awarded options to purchase shares of FNRES Holdings, Inc., or FNRES, a subsidiary of the Company. The options were granted under the FNRES Holdings, Inc. 2007 Stock Incentive Plan, or the FNRES stock plan, with performance-based vesting conditions. The grants were approved by the FNRES board and by our compensation committee. The options were granted in consideration of services to be provided by the executive officers to FNRES, to encourage the executive officers to work toward increasing FNRES’s stock price and to achieve the performance goals upon which the vesting of the stock options is contingent. Further details of the FNRES option grants made in 2007 to our named executive officers are provided in the Grants of Plan-Based Awards table and the related footnote. A description of the FNRES stock plan can be found in the narrative following the Grants of Plan-Based Awards table.

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan, or ESPP. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $15,500 in 2007). During 2007, we contributed an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Matching contributions are initially invested in shares of our common stock, although a participant may subsequently direct the trustee to invest those funds in any other investment option available under the plan.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plan

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. Mr. Park is the only named executive officer who elected to defer 2007 compensation into the plan. A description of the plan and information regarding the named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We also sponsor an ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and related footnote.

Perquisites and Other Benefits

We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2007, certain executive officers received the following perquisites: assistance with financial planning, automobile allowance, personal use of corporate aircraft and club membership fees. We recently stopped providing club membership fees and, except with respect to Mr. Foley, financial planning assistance. The compensation committee regularly reviews the perquisites granted to our executive officers and believes they are reasonable and within market practice. Further detail regarding executive perquisites in 2007 can be found in the Summary Compensation Table under the column All Other Compensation and related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Stock Ownership Guidelines

We established formal stock ownership guidelines on March 14, 2006 for all corporate officers, including the named executive officers, and members of our board of directors to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for the executive to reach the ownership multiple within five (5) years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Chairman and CEO	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers and non-employee directors, except Peter Shea (who joined the board in 2006) met the stock ownership guidelines as of December 31, 2007. The compensation committee may consider the guidelines and the executive’s satisfaction of such guidelines in determining executive compensation.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. The compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and the omnibus plan.

Compensation paid under our annual incentive plan and awards granted under the omnibus plan are generally intended to qualify as performance-based compensation. However, in certain situations, the compensation committee may approve compensation that will not meet these requirements.

The compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share Based Payment, which we refer to as FAS 123(R).

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Daniel D. Lane (Chair)
Cary H. Thompson
Richard N. Massey

Executive Compensation

The following table contains compensation information for our named executive officers for the years ended December 31, 2007 and 2006, as defined in Item 402(a)(3) of Regulation S-K as promulgated by the SEC. William P. Foley, II served as our Chairman of the Board and Chief Executive Officer until May 2007, at which time Alan L. Stinson, who was serving as our Co-Chief Operating Officer, was appointed Chief Executive Officer. Mr. Foley continues to serve as our executive Chairman. In addition, Raymond R. Quirk served as our Co-Chief Operating Officer until May 2007, at which time he was appointed to serve as Co-President of the Company. Mr. Bickett served as our Co-President until April 2008, at which time he agreed to change his title in recognition of his responsibilities as Executive Vice President, Strategic Planning of FIS. The information in this table includes compensation earned by the individuals for services with FNF. With respect to 2006 amounts, it also includes the portion of compensation paid by old FNF and allocated to us while we were still a majority-owned subsidiary of old FNF, as discussed above, as well as compensation paid by old FNF that was not allocated to us or FIS. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

						Non-Equity
						Incentive
						Plan
				Stock	Option	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

William P. Foley, II	2007	475,000	—	4,953,228	2,525,036	—	964,630	8,917,894
Chairman of the Board	2006	582,465	19,000,000	2,811,339	5,531,200	2,417,576	755,973	31,098,553
Alan L. Stinson	2007	428,529	—	1,308,466	457,832	—	271,392	2,466,219
Chief Executive Officer	2006	335,980	2,200,000	608,184	944,293	658,000	161,852	4,908,309
Anthony J. Park	2007	356,720	—	490,941	56,809	—	131,427	1,035,897
Executive Vice President and	2006	325,000	—	194,485	60,798	364,456	71,669	1,016,408
Chief Financial Officer
Raymond R. Quirk	2007	717,667	—	1,705,797	605,564	—	368,131	3,397,159
President	2006	700,000	—	908,010	726,222	1,569,963	220,773	4,124,968
Brent B. Bickett	2007	237,490	—	1,236,471	432,590	—	235,639	2,142,190
Executive Vice President, Corporate Finance	2006	335,980	2,200,000	553,472	952,574	658,000	161,142	4,861,168

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or deferred compensation plans.

(2)	Represents a transaction bonus paid by old FNF to Messrs. Foley, Stinson and Bickett relating to the Full Spin-Off and FIS merger transactions.

(3)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R), of restricted stock awards granted in and prior to 2007 and 2006, respectively. These awards consisted of our restricted shares and restricted shares of old FNF which were reissued as restricted shares under our omnibus plan. Disclosures related to these amounts are included in Footnote M to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(4)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the fiscal years ended December 31, 2007 and 2006, of stock option awards granted in and prior to 2007 and 2006, respectively. These awards consisted primarily of options issued as part of our 2006 and 2007 long-term incentive compensation programs, and options granted to acquire shares of old FNF that have either been exercised or reissued as options under our omnibus plan to acquire our shares under the terms of the agreement between us and old FNF for the Full Spin-Off. Assumptions used in the calculation of these amounts are included in Footnote M to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2008. 2007 and 2006 amounts also include aggregate amounts of $92,226, $23,057 and $29,974 with respect to Messrs. Foley, Stinson and Bickett, respectively, which represent approximately 40% of the FAS 123(R) cost recorded by Fidelity Sedgwick Holdings, Inc., or Sedgwick, relating to the April 1, 2006 grant of options to purchase shares of Sedgwick. We own approximately 40% of Sedgwick’s common stock and account for it under the equity method.

(5)	Represents amounts earned in 2006 and paid in 2007 under our annual incentive plan. Amounts also include an allocated portion of amounts earned under old FNF’s annual incentive plan.

(6)	Amounts shown for 2007 include matching contributions to our 401(k) plan and our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; personal use of a company airplane; club membership fees; and financial planning services as set forth below:

	Foley	Stinson	Park	Quirk	Bickett

401(k) Matching Contributions	$6,688	$6,750	$6,750	$—	$6,750
ESPP Matching Contributions	52,500	8,663	24,375	35,000	27,788
Restricted Stock Dividends	735,172	202,712	94,738	296,953	183,872
Life Insurance Premiums	545	545	60	594	90
Personal Airplane Use	71,753	48,356	—	28,952	12,796
Club Membership Fees	56,756	4,366	5,504	6,632	4,343
Financial Planning Services	41,216	—	—	—	—

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2007.

Grants of Plan-Based Awards

					(f)	(g)		(i)
					All other	All other		Grant Date
					Stock	Option	(h)	Fair
		Estimated Possible Payouts Under			Awards:	Awards:	Exercise	Value
		Non-Equity Incentive Plan			Number of	Number of	Or Base	of Stock
		Awards(1)			Shares of	Securities	Price of	and
	(b)	(c)	(d)	(e)	Stock or	Underlying	Option	Option
(a)	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Share)	($)

William P. Foley, II	11/08/2007	—	—	—	100,000	—	—	1,364,000
	11/08/2007	—	—	—	—	800,000	$13.64	1,884,480
	5/14/2007	—	—	—	—	400,000	$10.00	208,100
	N/A	750,000	1,500,000	4,500,000	—	—	—	—
Alan L. Stinson	11/08/2007	—	—	—	50,000	—	—	682,000
	11/08/2007	—	—	—	—	400,000	$13.64	942,240
	5/14/2007	—	—	—	—	80,000	$10.00	41,600
	N/A	420,000	840,000	1,680,000	—	—	—	—
Anthony J. Park	11/08/2007	—	—	—	21,667	—	—	295,538
	11/08/2007	—	—	—	—	173,333	$13.64	408,303
	N/A	187,500	375,000	750,000	—	—	—	—
Raymond R. Quirk	11/08/2007	—	—	—	50,000	—	—	682,000
	11/08/2007	—	—	—	—	400,000	$13.64	942,240
	5/14/2007	—	—	—	—	40,000	$10.00	20,800
	N/A	555,000	1,110,000	2,220,000	—	—	—	—
Brent B. Bickett	11/08/2007	—	—	—	15,000	—	—	204,600
	11/08/2007	—	—	—	—	120,000	$13.64	282,672
	5/14/2007	—	—	—	—	80,000	$10.00	41,600
	N/A	123,750	247,500	495,000	—	—	—	—

(1)	The amounts shown in column (c) reflect the minimum payment level under the annual incentive plans which are 50% of the target amount shown in column (d). The amount shown in column (e) for everyone except Mr. Foley is 200% of such target amount. For Mr. Foley, the amount in column (e) is 300% of such target amount. These amounts are based on the individual’s 2007 salary and position.

(2)	The amounts shown in column (f) reflect the number of shares of our restricted stock granted to each named executive officer under the omnibus plan.

(3)	The amounts shown in column (g) reflect (i) the number of stock options granted to each named executive officer under the omnibus plan on November 8, 2007 (grant date fair value per option is $2.36 per option granted); and (ii) with respect to Messrs. Foley, Stinson, Quirk and Bickett, the number of options granted to each named executive officer under the FNRES stock plan on May 14, 2007 (grant date fair value per option is $0.52 per option granted). We own approximately 61% of FNRES’s common stock and consolidate its operations for financial reporting purposes.

Employment Agreements

We have entered into employment agreements with our Chief Executive Officer and a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section.

William P. Foley

We entered into a three-year employment agreement with Mr. Foley, effective October 24, 2006, to serve as our Chief Executive Officer, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Mr. Foley ceased to serve as Chief Executive Officer in May 2007, but continues to serve as our executive Chairman and his employment agreement remains in effect. Under the terms of the agreement, Mr. Foley’s minimum annual base salary is $500,000, with an annual cash bonus target equal to 250% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Foley and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Foley is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Foley’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Alan L. Stinson

We entered into a three-year employment agreement with Mr. Stinson, effective October 24, 2006, to serve as our Co-Chief Operating Officer, with a provision for automatic annual extensions. Mr. Stinson was appointed Chief Executive Officer in May 2007 and his employment agreement remains in effect. Under the terms of the agreement, Mr. Stinson’s minimum annual base salary is $300,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Stinson is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Stinson and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Stinson is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Stinson’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Anthony J. Park

We entered into a three-year employment agreement with Mr. Park, effective December 22, 2006, to serve as our Chief Financial Officer, with a provision for automatic annual extensions. Under the terms of the agreement, Mr. Park’s minimum annual base salary is $325,000, with an annual cash bonus target equal to at least 75% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Park’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Raymond R. Quirk

We entered into a three-year employment agreement with Mr. Quirk, effective October 24, 2006, to serve as our Co-Chief Operating Officer, with a provision for automatic annual extensions. Mr. Quirk was appointed Co-

President in May 2007 and his employment agreement remains in effect. Under the terms of the agreement, Mr. Quirk’s minimum annual base salary is $700,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Quirk is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Quirk and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Quirk’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Brent B. Bickett

We entered into a three-year employment agreement with Mr. Bickett, effective October 24, 2006, to serve as our President, with a provision for automatic annual extensions. Under the terms of the agreement, Mr. Bickett’s minimum annual base salary is $300,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Omnibus Plan

We used our 2005 Omnibus Incentive Plan, or omnibus plan, for long-term incentive compensation of our executive officers in 2007. The omnibus plan is administered by our compensation committee and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. Eligible participants include all employees, directors and consultants of the Company and our subsidiaries, as determined by the committee. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The omnibus plan was most recently submitted for stockholder approval at our 2006 annual meeting, at which time stockholders approved an increase in the number of shares of common stock available for issuance under the plan by 15.5 million shares.

Each award granted under the omnibus plan is subject to an award agreement, which sets forth the participant’s rights with respect to the award following termination of employment or service. In addition, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control, all outstanding awards will immediately vest. Further details are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Sedgwick Stock Plan

The Sedgwick stock plan is maintained by Sedgwick and administered by the Sedgwick board, or by one or more committees appointed by the Sedgwick board. The plan permits the granting of stock options or stock awards of Sedgwick stock. Eligible participants are selected by the Sedgwick board, or designated committee, and include employees, directors and consultants of Sedgwick and its affiliates. The Sedgwick board, or designated committee, has full authority and sole discretion to take actions to administer, operate, and interpret the plan, or to amend, suspend, or terminate the plan. If Sedgwick is consolidated with or acquired by another entity, or in the event of another transaction that constitutes a change in control, the outstanding stock options and stock awards may be (i) assumed or continued by the surviving company, (ii) substituted with stock options or stock awards of the new company with substantially the same terms, (iii) accelerated to vest immediately, or (iv) cancelled with a cash payment of the excess fair market value of the awards. The named executive officers’ notice of stock option grants provide that 50% of the options have time-based vesting over 5 years, but will vest immediately upon a change in control. The other 50% of the options have performance-based vesting conditions and vest upon the earliest of (i) a change in control, (ii) following an initial public offering, or (iii) five years after grant, as long as, in each case, the value of a share is at least $15.00. The term “change in control” for this purpose means a transaction or related series of transactions through which a person or group other than certain current stockholders and their affiliates become the direct or indirect beneficial owners of more than the greater of (i) 35% of the outstanding shares of Sedgwick stock or (ii) the percentage of outstanding voting stock owned directly or indirectly by these stockholders.

FNRES Stock Plan

The FNRES stock plan is maintained by FNRES and administered by the FNRES board, or by one or more committees appointed by the FNRES board. The plan permits the granting of stock options or stock awards of FNRES stock. Eligible participants are selected by the FNRES board, or designated committee, and include employees, directors and consultants of FNRES and its affiliates. The FNRES board, or designated committee, has full authority and sole discretion to take actions to administer, operate, and interpret the plan, or to amend, suspend, or terminate the plan.

The options vest upon the earliest to occur of (i) a change in control or (ii) following an initial public offering, provided that, in each case the options vest only if the equity value of a share of FNRES common stock equals at least $20.00 per share (subject to adjustment) and the optionee’s service with FNRES has not been terminated. If the equity value target is not met at the time of a change in control, FNRES will use commercially reasonable efforts to have the acquirer or the surviving or continuing company assume or continue, as the case may be, the unvested options on the same terms and conditions. If the acquirer does not agree to assume or continue the options, then the options will terminate. For purposes of the FNRES stock plan, the term “equity value” means (i) in the event of a change in control, the aggregate amount of per share net proceeds (other than any taxes) of cash or readily marketable securities and the discounted expected value of any other deferred consideration received or to be received by the holders of FNRES common stock (including all shares issuable upon exercise of in-the-money options, whether or not exercisable); or (ii) at any time after an initial public offering, the average price of FNRES common stock over a consecutive 45-day trading period; provided, however, that the full 45-day trading period must conclude on or prior to the expiration date of the option. The term “change in control” for this purpose means a transaction or related series of transactions through which a person or group other than certain current stockholders and their affiliates become the direct or indirect beneficial owners of more than the greater of (i) 35% of the outstanding shares of FNRES stock or (ii) the percentage of outstanding voting stock owned directly or indirectly by these stockholders.

Because the vesting of the options is contingent upon performance and market criteria which was not met in 2007, we did not incur any expense for financial statement reporting purposes for fiscal year 2007 pursuant to FAS 123(R). Therefore, the Summary Compensation Table does not include any amounts associated with the FNRES options.

The following tables set forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2007:

Outstanding FNF Equity Awards at Fiscal Year-End

		Option Awards(1)				Stock Awards(2)
		Number					Market
		of	Number of				Value of
		Securities	Securities			Number of	Shares or
		Underlying	Underlying			Shares or	Units of
		Unexercised	Unexercised	Option		Units of Stock	Stock That
		Options	Options	Exercise	Option	That Have	Have Not
	Grant	(#)	(#)	Price	Expiration	Not Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)

William P. Foley, II	10/15/2004	732,692	—	16.65	10/15/2012	—	—
William P. Foley, II	8/19/2005	146,539	146,538	17.67	8/19/2015	—	—
William P. Foley, II	10/18/2005	—	—	—	—	60,000	876,600
William P. Foley, II	10/24/2006	—	—	—	—	316,666	4,626,490
William P. Foley, II	11/8/2007	—	800,000	13.64	11/8/2015	100,000	1,461,000
Alan L. Stinson	10/15/2004	164,856	—	16.65	10/15/2012	—	—
Alan L. Stinson	8/19/2005	73,270	36,634	17.67	8/19/2015	—	—
Alan L. Stinson	10/18/2005	—	—	—	—	20,000	292,200
Alan L. Stinson	10/24/2006	—	—	—	—	86,666	1,266,190
Alan L. Stinson	11/8/2007	—	400,000	13.64	11/8/2015	50,000	730,500
Anthony J. Park	4/16/2001	36,479	—	4.80	4/16/2011	—	—
Anthony J. Park	8/3/2001	20,018	—	2.66	8/3/2011	—	—
Anthony J. Park	2/21/2002	22,107	—	5.60	2/21/2012	—	—
Anthony J. Park	12/23/2002	16,079	—	8.26	12/23/2012	—	—
Anthony J. Park	11/18/2003	—	—	—	—	1,662	24,282
Anthony J. Park	9/10/2004	58,469	—	12.77	9/10/2012	—	—
Anthony J. Park	10/18/2005	—	—	—	—	15,000	219,150
Anthony J. Park	12/22/2006	—	—	—	—	37,500	547,875
Anthony J. Park	11/8/2007	—	173,333	13.64	11/8/2015	21,667	316,555
Raymond R. Quirk	2/21/2002	110,541	—	5.60	2/21/2012	—	—
Raymond R. Quirk	12/23/2002	140,690	—	8.26	12/23/2012	—	—
Raymond R. Quirk	10/15/2004	329,712	—	16.65	10/15/2012	—	—
Raymond R. Quirk	10/18/2005	—	—	—	—	60,000	876,600
Raymond R. Quirk	12/22/2006	—	—	—	—	105,000	1,534,050
Raymond R. Quirk	11/8/2007	—	400,000	13.64	11/8/2015	50,000	730,500
Brent B. Bickett	10/15/2004	164,856	—	16.65	10/15/2012	—	—
Brent B. Bickett	8/19/2005	73,270	36,634	17.67	8/19/2015	—	—
Brent B. Bickett	10/18/2005	—	—	—	—	15,000	219,150
Brent B. Bickett	10/24/2006	—	—	—	—	86,666	1,266,190
Brent B. Bickett	11/8/2007	—	120,000	13.64	11/8/2015	15,000	219,150

(1)	Option grants made in 2007 were granted under the omnibus plan as part of our 2007 long-term incentive compensation and vest 25% annually over a period of four years from the date of grant. Option grants made prior to 2006 were originally granted by old FNF and were replaced by the Company at the time of the Full Spin-Off under the omnibus plan as replacement options under a method of conversion that ensured both the intrinsic and fair values of the awards remained the same both before and after the transaction. All such unvested options vest over a three year period from the original date of grant.

(2)	Mr. Park’s award originally granted on November 18, 2003 was granted by old FNF and was replaced by us at the time of the Full Spin-Off under the omnibus plan as replacement shares under an intrinsic value method of conversion, with his remaining unvested shares vesting on November 18, 2008. We made the October 2005, the October and December 2006 and the November 2007 grants under the omnibus plan. The October 18, 2005 grants vest 25% annually over four years. The October 2006 grants for Messrs. Foley, Stinson and Bickett vest 33% annually over three years. The December 2006 grants for Messrs. Park and Quirk vest 25% annually over 4 years. The November 2007 grants vest 25% annually over four years.

Outstanding Sedgwick Option Awards at Fiscal Year End

Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Options	Options	Exercise	Option
		(#)	(#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date

William P. Foley, II	4/1/2006	70,000	330,000	7.50	4/1/2016
Alan L. Stinson	4/1/2006	17,500	82,500	7.50	4/1/2016
Brent B. Bickett	4/1/2006	22,750	107,250	7.50	4/1/2016

Outstanding FNRES Option Awards at Fiscal Year End

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Options	Options	Exercise	Option
		(#)	(#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date

William P. Foley, II	5/14/2007	—	400,000	10.00	5/14/2017
Alan L. Stinson	5/14/2007	—	80,000	10.00	5/14/2017
Raymond R. Quirk	5/14/2007	—	40,000	10.00	5/14/2017
Brent B. Bickett	5/14/2007	—	80,000	10.00	5/14/2017

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2007 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized	Number of Shares	Value Realized on
	Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

William P. Foley, II	—	—	281,303	4,393,261
Alan L. Stinson	—	—	66,350	1,047,608
Anthony J. Park	13,370	131,440	21,662	333,431
Raymond R. Quirk	—	—	81,616	1,258,849
Brent B. Bickett	—	—	63,850	1,006,508

Nonqualified Deferred Compensation

Under our nonqualified deferred compensation plan, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their annual incentives, subject to a minimum deferral of $15,500. Deferral elections are made in December for amounts to be earned in the following year. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2007 rates of return on these investments, are listed in the following table:

	2007 Rate of		2007 Rate of
Name of Fund	Return	Name of Fund	Return

Nationwide NVIT Money Market V	4.87%	American Funds IS Growth	12.35%
PIMCO VIT Real Return Portfolio	10.66%	Goldman Sachs VIT Mid Cap Value	3.20%
PIMCO VIT Total Return Portfolio	8.76%	T. Rowe Price Mid Cap Growth II Portfolio	17.22%
LASSO Long and Short Strategic Opportunities	4.08%	Royce Capital Small Cap Portfolio	(2.14)%
T. Rowe Price Equity Income II Portfolio	3.03%	Vanguard VIF Small Company Growth Portfolio.	3.77%
Dreyfus Stock Index	5.26%	AllianceBernstein VPS International Value Portfolio	5.84%
Fidelity VIP II Contrafund Portfolio	17.51%	American Funds IS International	20.02%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than $15,500 will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year that is at least three plan years after the amounts are actually deferred, and these amounts will be paid within sixty days from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A. For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

The table below describes the contributions and distributions made with respect to the named executive officers’ accounts under our nonqualified deferred compensation plan. Mr. Park is the only named executive officer who deferred 2007 compensation under the plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

William P. Foley, II	—	—	109,428	—	1,399,608
Alan L. Stinson	—	363	72,846	—	828,880
Anthony J. Park	25,000	470	12,789	—	144,285
Raymond R. Quirk	—	—	—	—	—
Brent B. Bickett	—	240	41,076	—	551,678

Potential Payments Upon Termination or Change-in-Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and the named executive officers’ employment agreements if their employment had terminated on December 31, 2007. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, the named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the Nonqualified Deferred Compensation table and accompanying narrative.

Potential Payments under Employment Agreements

As discussed above, we have entered into employment agreements with Messrs. Foley, Stinson, Park, Quirk and Bickett. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios.

Under the terms of each employment agreement, if the executive’s employment is terminated by us for any reason other than for cause or due to disability, or by the executive for good reason or, in the case of Mr. Foley, for any reason during the 6-month period following a change in control, then the executive is entitled to receive:

•	any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations,”

•	a prorated annual bonus,

•	a lump-sum payment equal to 200%, or 300% in the case of Mr. Foley, of the sum of the executive’s (a) annual base salary and (b) the highest annual bonus paid to the executive within the 3 years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all our equity awards, and

•	continued receipt of life and health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer.

If the executive’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations, and

•	a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

In addition, each executive’s employment agreement provides for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

If the executive’s employment is terminated by FNF for cause or by the executive without good reason (except in the case of Mr. Foley who may terminate his employment without good reason during the 6-month period following a change in control and receive the full severance benefits described above), our only obligation is the payment of any earned but unpaid base salary and any expense reimbursement payments owed to the executive.

For purposes of each agreement, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

For purposes of each agreement, “good reason” includes:

•	an adverse change in the executive’s title, the assignment of duties materially inconsistent with the executive’s position, or a substantial diminution in authority,

•	our material breach of any of our other obligations under the employment agreement,

•	we give notice of our intent not to extend the employment term any time during the one-year period immediately following a change in control,

•	following a change in control, the relocation of the executive’s primary place of employment, or

•	our failure to obtain an assumption of the employment agreement by a successor in the event of a change in control.

For purposes of each agreement, “change in control” means:

•	an acquisition by an individual, entity or group of 50% or more of our voting power,

•	a merger in which we are not the surviving entity, unless our stockholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	during any period of 2 consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our stockholders approve a plan or proposal for the liquidation or dissolution of our Company.

Each employment agreement also provides for a tax gross-up if the total payments and benefits made under the agreement or under other plans or arrangements are subject to the federal excise tax on excess parachute payments and the total of such payments and benefits exceed 103% of the safe harbor amount for that tax. A gross-up payment is not made if the total parachute payments are not more than 103% of the safe harbor amount. In that case, the executive’s payments and benefits would be reduced to avoid the tax. In general terms, the safe harbor amounts for this purpose are $1 less than 3 times the named executive officer’s average W-2 income for the five years before the year in which the change in control occurs. Assuming a termination of employment and a change in control occurred on December 31, 2007, none of the named executive officers would have incurred an excess parachute payment excise tax and no gross-up payments would have been required.

Potential Payments under Omnibus Plan

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 50% or more of our voting power,

•	a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	a sale or other disposition of all or substantially all of our assets, or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FNF.

Estimated Cash Severance Payments

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated, or a change in control occurred, on December 31, 2007. In general, any cash severance payments would be paid in a lump sum within 30 days from the termination date. However, to the extent required by Section 409A of the Internal Revenue Code, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six-month period would be paid in a lump sum after the six-month period has expired.

For a termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley, a termination within six months after a change in control, the following payments would have been made under the employment agreements: Mr. Foley $8,053,173; Mr. Stinson $2,800,000; Mr. Park $1,500,000; Mr. Quirk $4,619,920; and Mr. Bickett $1,415,106. Each named executive officer would also be entitled to continuation of health and life insurance benefits provided by FNF for three years. The estimated value of these benefits is approximately $17,500 per executive. Upon a termination of the executives’ employment due to death or disability, the following payments would have been made: Mr. Foley $1,500,000; Mr. Stinson $840,000; Mr. Park $375,000; Mr. Quirk $1,110,000; and Mr. Bickett $247,500.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, each named executive officer had outstanding unvested stock options and restricted stock awards on December 31, 2007. Under the terms of the omnibus plan and award agreements, these stock options and restricted stock awards would vest upon a change in control. In addition, under each named executive officer’s employment agreement, these stock options and restricted stock awards would vest upon any termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley, a termination within six months after a change in control.

In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $14.61 per share, which was the closing price of our common stock on December 31, 2007. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $14.61.

The estimated value of the FNF stock options held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $776,000; Mr. Stinson $388,000; Mr. Park $167,163; Mr. Quirk $388,000; and Mr. Bickett $116,400. The estimated value of restricted stock awards held by the named executive officers that would vest upon a change in control or upon such a termination of employment would be as follows: Mr. Foley $6,964,090; Mr. Stinson $2,288,890; Mr. Park $1,107,862; Mr. Quirk $3,141,150; and Mr. Bickett $1,704,490. These same amounts would vest upon a termination of the named executive officers’ employment by us not for cause, a termination by the executives for good reason or, in the case of Mr. Foley, a termination within six months after a change in control.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Daniel D. Lane (Chair), Cary H. Thompson, and Richard N. Massey. During fiscal year 2007, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2007, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the board.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2007, all non-employee directors received an annual retainer of $50,000, payable quarterly, plus $2,500 for each board meeting he attended. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $24,000 and $12,000, respectively, for their service on the audit committee, plus a fee of $3,000 for each audit committee meeting he attended. The chairmen and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $8,000 and $6,000, respectively, for their service on such committees, plus a fee of $1,500 for each committee meeting he attended. In addition, each director received a long-term incentive award of 2,667 restricted shares and 21,333 options. The restricted shares and options were granted under the omnibus plan and vest proportionately each year over four years from the date of grant based upon continued service on our board. The options have an eight-year term and an exercise price equal to the fair market value of a share of the date of grant. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2007:

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Douglas K. Ammerman	113,500	38,356	58,837	6,300	216,993
Willie D. Davis	101,500	99,678	38,431	13,273	252,882
John F. Farrell, Jr.	101,500	94,885	38,431	12,560	247,376
Thomas M. Hagerty	70,500	38,356	30,328	6,300	145,484
Philip G. Heasley	68,500	94,885	38,431	12,560	214,376
Daniel D. (Ron) Lane	76,000	52,943	48,634	7,974	185,551
General William Lyon	62,500	94,885	38,431	13,463	209,279
Richard N. Massey	72,000	38,356	1,819	6,300	118,475
Peter O. Shea, Jr.	68,500	38,356	1,819	6,300	114,975
Cary H. Thompson	75,000	52,943	48,634	7,974	184,551
Frank P. Willey	—	182,405	63,727	355,278	601,410

(1)	Represents portions of annual board and committee retainers which directors elected to receive in cash and meeting fees.

(2)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), of restricted stock awards granted in and prior to 2007. These awards consisted of restricted shares granted in November 2003 by old FNF which vest over a period of five years from the grant date and restricted shares we granted on October 18, 2005, October 24, 2006 and November 8, 2007. Amounts for each director may vary due to the amount of time each director has been on the board and whether each director was on the board of directors of old FNF, the Company or both.

(3)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), of stock option awards granted in and prior to 2007. These awards consisted of options granted as part of our 2007 director long-term incentive compensation, and options granted in prior years to acquire shares of old FNF that have been reissued as options under our omnibus plan to acquire shares of the Company under the terms of the agreement between us and old FNF for the Full Spin-Off. Assumptions used in the calculation of these amounts are included in Footnote M to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(4)	Amounts shown for all directors other than Mr. Willey reflect dividends paid on shares of restricted stock in 2007. With respect to Mr. Willey, who is our employee, amounts shown include: (i) salary of $300,913; (ii) the cost of a Company provided automobile of $6,000; (iii) Company contributions to our 401(k) plan of $6,688 and ESPP of $22,500; (iv) life insurance premiums of $207; and (v) $18,971 of dividends paid on unvested restricted shares.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

Our board adopted a set of corporate governance guidelines in September 2005 to provide, along with the charters of the committees of the board, a framework for the functioning of the board and its committees and to establish a common set of expectations as to how the board should perform its functions. The Corporate Governance Guidelines address the composition of the board, the selection of directors, the functioning of the board, the committees of the board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. These guidelines specifically provide that a majority of the members of the board must be outside directors who the board has determined have no material relationship with us and whom otherwise meet the independence criteria established by the NYSE. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fnf.com. Stockholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 53.

Code of Ethics and Business Conduct

Our board has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics and business conduct were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Relations page of our website at www.fnf.com. Stockholders may also obtain a copy of any of these codes by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 53.

The Board

Our board met five times in 2007, of which four were regularly scheduled meetings and one was an unscheduled meeting. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2007. Our non-management directors also met periodically in executive sessions without management. In accordance with our Corporate Governance Guidelines, at each meeting a non-management member of the board is designated by the other non-management directors to preside as the lead director during that session. We do not, as a general matter, require our board members to attend our annual meeting of stockholders, although each of our directors is invited to attend our 2008 annual meeting. During 2007, two members of our board attended the annual meeting of stockholders.

Director Independence

Ten of the twelve members of our board are non-employees. At its meeting on January 30, 2008, the board determined that all of the non-employee members of the board (i.e., Douglas K. Ammerman, Willie D. Davis, John F. Farrell, Jr., Thomas M. Hagerty, Philip G. Heasley, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr. and Cary H. Thompson) are independent under the criteria established by the NYSE and our Corporate Governance Guidelines. Additionally, under these standards, the board determined that

William P. Foley, II is not independent because he is the Chairman and an employee of the Company and Frank P. Willey is not independent because he is the Vice Chairman and an employee of the Company.

Committees of the Board

The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at www.fnf.com. Stockholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 53.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Thomas M. Hagerty (Chair), Peter O. Shea, Jr. and Philip G. Heasley. Each of Messrs. Hagerty, Shea and Heasley was deemed to be independent by the board, as required by the NYSE. The corporate governance and nominating committee did not meet separately in 2007, but conducted all committee business during executive sessions of the independent directors of the board. The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

•	developing and recommending to the board a set of corporate governance principles applicable to us and reviewing such principles at least annually;

•	establishing procedures for the corporate governance and nominating committee to exercise oversight of the evaluation of the board and management;

•	evaluating, at least annually, the performance of the corporate governance and nominating committee;

•	considering nominees recommended by stockholders; and

•	assisting management in the preparation of the disclosure in our annual proxy statement regarding the operations of the corporate governance and nominating committee.

The corporate governance and nominating committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, will consider, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to the board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and other demographics.

The corporate governance and nominating committee would consider qualified candidates for directors suggested by current directors, management and our stockholders. The corporate governance and nominating committee and the board apply the same criteria in evaluating candidates nominated by stockholders as in evaluating candidates recommended by other sources. Stockholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. Upon receipt of a stockholder-proposed director candidate, the corporate secretary will assess the board’s needs, primarily whether or not there is any current pending vacancy or a possible need to be filled by adding or replacing a director. The corporate secretary will also prepare a director profile by comparing the desired list of criteria with the candidate’s qualifications. Submissions that meet the criteria outlined above and in our Corporate Governance Guidelines will be forwarded to the Chairman of the corporate governance and nominating committee for further review and consideration. To date, no suggestions with respect to candidates for nomination have been received from stockholders.

Audit Committee

The members of the audit committee are Douglas K. Ammerman (Chair), Willie D. Davis and John F. Farrell, Jr. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of Messrs. Ammerman, Davis and Farrell is an audit committee financial expert, as defined by the rules of the SEC. The audit committee met nine times in 2007. The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

Report of the Audit Committee

The audit committee of the board submits the following report on the performance of certain of its responsibilities for the year 2007:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted in 2005 and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of Messrs. Ammerman, Davis and Farrell is an audit committee financial expert as defined by SEC rules.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2007. Management and KPMG LLP reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FNF and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication With Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP at each meeting. Management was present for some, but not all, of these discussions. Our discussions with them included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended 2007 and that KPMG LLP be appointed independent registered public accounting firm for FNF for 2008.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair)
Willie D. Davis
John F. Farrell, Jr.

Compensation Committee

The members of the compensation committee are Daniel D. (Ron) Lane (Chair), Cary H. Thompson and Richard N. Massey. Each of Messrs. Lane, Thompson and Massey was deemed to be independent by the board, as required by the NYSE. The compensation committee met four times during 2007. The functions of the compensation committee include the following:

•	discharging the board responsibilities relating to compensation of our executives;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	making recommendations to the board with respect to incentive-compensation plans and equity-based plans; and

•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 19.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair), Cary H. Thompson and Thomas M. Hagerty. Each of Messrs. Thompson and Hagerty was deemed to be independent by the board. The executive committee did not meet in 2007. Subject to limits under state law, the executive committee may invoke all of the power and authority of the board in the management of FNF.

Contacting the Board

Any stockholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

Certain Relationships and Related Transactions

Agreements with FIS

On October 24, 2006, we completed the acquisition of substantially all of the assets and liabilities of old FNF (other than old FNF’s interests in FIS and in a small subsidiary, FNF Capital Leasing, Inc.) in exchange for shares of our common stock (the “asset contribution”). In connection with the asset contribution, effective as of October 26, 2006, old FNF distributed all of the shares it acquired from us in connection with the asset contribution, together with certain other of our shares, to old FNF’s stockholders in a tax-free distribution (the “Full Spin-Off”). Following the Full Spin-Off, effective as of November 9, 2006, old FNF merged with and into FIS (the “FIS Merger”). We refer to the FIS Merger, the asset contribution and the Full Spin-Off collectively as the “separation from FIS.” In connection with the separation from FIS, we entered into various agreements with FIS, including a tax disaffiliation agreement, a cross-indemnity agreement, and an agreement regarding the sharing of premium expenses for certain on-going insurance policies we purchased. While these agreements continue in effect, no payments for indemnification or liability have been made by us or by FIS under any of these agreements.

As a result of these prior relationships with FIS, certain of our executive officers also served as executive officers of FIS in 2007, including William P. Foley, II, who is the executive Chairman of our board and also served and continues to serve as the Executive Chairman of FIS; Brent B. Bickett, who is our Executive Vice President, Corporate Finance and who, until April 1, 2008, served as our Co-President, and who also serves as Executive Vice President, Strategic Planning of FIS; and Alan L. Stinson, who is our Chief Executive Officer and also served as an executive officer of FIS until May 2007. Mr. Stinson continues to serve as a non-executive officer of FIS in a limited capacity. We refer to Messrs. Foley, Bickett and Stinson as the overlapping officers.

Historically, FIS has provided a variety of services to us, and we have provided various services to FIS, pursuant to agreements and arrangements between us and FIS. Some of these agreements and arrangements were entered into in connection with our separation from FIS, and others were already in existence prior to the separation or have been entered into since the separation from FIS. Our significant agreements and arrangements with FIS are described below. None of the overlapping officers receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FIS and none of them has any direct interest in the agreements and arrangements with FIS. In addition, none of our directors receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FIS and none of them have any direct interest in the agreements and arrangements with FIS.

In October 2007, FIS announced that it intends to spin off its lender processing services (the “LPS business”) division into a separate publicly traded company (the “LPS spin-off”). The new company will be known as Lender Processing Services, Inc. (“LPS”). The LPS businesses and we have historically provided and continue to provide certain support and other services to each other. In conjunction with the LPS spin-off, if completed, we will enter into certain agreements with LPS, and will amend or terminate agreements we have with FIS, in order to reflect the separation of LPS from FIS. Under certain of these agreements, we will provide support and administrative services to LPS for an interim transition period. Under other agreements, we and LPS will provide each other with certain services that support our ongoing businesses. None of the overlapping officers will receive any direct compensation or other remuneration of any kind as a result of or in connection with any of the agreements with LPS (or the amendments to the agreements with FIS) and none of them will have any direct interest in the agreements and arrangements with LPS. In addition, none of our directors will receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with LPS and none of them will have any direct interest in the agreements and arrangements with LPS.

Corporate Services and Administrative Support Agreements.  We are party to a corporate services agreement with FIS under which we provide corporate and other administrative support services to FIS, including accounting, statutory accounting and tax services, corporate, legal and related services, claims processing and administration services, risk management insurance services, purchasing and procurement services and travel services. The pricing for the services provided by us to FIS under the corporate services agreement is on a cost-only basis, with FIS in effect reimbursing us for the costs and expenses incurred in providing these corporate services to FIS. With certain exceptions, the corporate services agreement continues in effect as to each service covered by the agreement until FIS notifies us, in accordance with the terms and conditions set forth in the agreement and subject to certain limitations, that the service is no longer requested, provided, however, that in any event, the services terminate on October 23, 2008.

The exact amounts paid by FIS to us under the corporate services agreement is dependent upon the amount of services actually provided in any given year. During 2007, FIS paid $2.7 million to us for services rendered by us and our subsidiaries.

At the time of the LPS spin-off, we expect to amend the corporate services agreement with FIS to reflect the completion of most or all of the corporate support services provided by us to FIS. At that time, we will also enter into corporate and transition services agreements with LPS pursuant to which we will provide certain general corporate and other administrative support services to LPS for an interim period not to exceed 24 months. The services to be provided include statutory accounting and tax services, corporate, legal and related services, claims processing and administration services, risk management insurance services, purchasing and procurement services and travel services. The pricing for the services to be provided by us to LPS under these services agreements will be on a cost-only basis, with LPS in effect reimbursing us for the costs and expenses incurred in providing these corporate services to LPS. With certain exceptions, these support agreements continue in effect as to each service covered by the agreements until LPS notifies us, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested, provided, however, that most of the services will terminate 24 months after the completion of the LPS spin-off.

Master Information Technology Services Agreement.  We are party to a master information technology services agreement with FIS, pursuant to which FIS provides various services to us, such as IT infrastructure support, data center management, software sales and software application development. Under this agreement, we have designated certain services as high priority critical services required for our business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. FIS has agreed to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. We can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by us, FIS will continue to provide, for an appropriate fee, services to us that are not specifically included in the master information technology services agreement if those services were provided to us by FIS or its subcontractors in the past. The master information technology services agreement is effective until February 2011 unless earlier terminated in accordance with its terms. We have the right to renew the agreement for a single one-year period or a single two-year period by providing a written notice of our intent to renew at least six months prior to the expiration date. We may also terminate the agreement or any particular statement of work or base services agreement on six months’ prior written notice. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Under this agreement, we are obligated to pay FIS for the services that we utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by FIS. The amount that we paid for information technology services received from FIS during 2007 was $89.1 million, including $5.5 million that we capitalized and $88.6 million that we recorded as expense.

We are currently in discussions with FIS regarding the terms of this agreement, including the services provided by FIS and the pricing for these services, particularly since some of these services will be provided by LPS rather than FIS after the LPS spin-off. We anticipate that these discussions will be completed later this year and will result in amendments to the master information technology services agreement with FIS. In addition, at the time of the LPS spin-off, we will enter into a new agreement with LPS pursuant to which LPS will provide to us certain application development services that are currently being provided by FIS under the master information technology services agreement. We expect that the terms under which these development services will be provided to us will be similar to those currently applicable to us under the master information technology services agreement with FIS.

eLender Services and Premium Calculator Application Agreements.   We are party to agreements with FIS and certain of its subsidiaries that conduct the LPS business, pursuant to which we have provided and/or received an interest in certain proprietary software known as “eLenderSolutions,” various software development services, and certain lender services business processing services. Under agreements and arrangements relating to title insurance premium rate calculator applications, we received application development services from FIS. Under the eLender services agreement, each of FIS and us conveyed our respective interests in the proprietary “eLenderSolutions” software to the other so that both we and FIS are the joint owners of the software, and we agreed to further develop the jointly owned software. In addition, under this agreement, we agree to process business for FIS’s subsidiaries that engaged in the LPS business, so that those subsidiaries can continue to operate as title agents in certain limited geographic areas where those subsidiaries otherwise lack ready access to title plants. Under the eLender services agreement, we license from FIS the use of certain proprietary business processes and related documentation in those limited geographic areas, and FIS provides us with oversight and advice in connection with the implementation of these business processes. Subject to certain early termination provisions, this agreement continues in effect until either (i) FIS acquires its own direct access to title plants in the relevant geographic area or (ii) we build or otherwise acquire title plants for the relevant geographic area and provide access to FIS on terms acceptable to FIS. This agreement may also be terminated as to all or a portion of the relevant geographic area by mutual agreement of the parties or upon five years’ prior written notice given after February 1, 2011 (the fifth anniversary of the effective date of the agreement).

For the business processes and documentation and oversight and advisory services under the eLender services agreement, we pay fees to the FIS subsidiary equal to the aggregate earnings generated through or as a result of these proprietary business processes and documentation. In addition, we pay the FIS subsidiary for its development services with respect to the eLender software and the title insurance premium rate calculator applications. In 2007, we paid a total of $12.2 million to FIS related to these agreements.

The title insurance premium rate calculator application services were completed in 2007 and the agreements related to those services have been terminated. In addition, the development services provided under the eLender services agreement have also expired and have not been renewed. We are currently in discussions with FIS regarding the remaining provisions of the eLender services agreement and we anticipate that the eLender services agreement will either be terminated or assigned to LPS by FIS at the time of the LPS spin-off.

Software License Agreement.  A division of FIS, which division after the LPS spin-off will be part of LPS, has been licensing software to us under a license agreement for a package of software known as “SoftPro.” SoftPro is a series of software programs and products (which LPS will own upon completion of the LPS spin-off) that have been and continue to be used by our title insurance company subsidiaries, including Chicago Title, Fidelity National Title, and Ticor Title. We pay monthly fees to FIS for the use of the SoftPro software based on the number of workstations and the actual number of SoftPro software programs and products used in each location. Our expenses in 2007 for the SoftPro license were $17.2 million. After the LPS spin-off, we will continue to pay these monthly fees to LPS.

Issuing Title Agency Agreements.  Our subsidiaries, Chicago Title and Fidelity National Title, are parties to separate issuing agency contracts with subsidiaries of FIS that conduct the LPS business. Under these issuing agency contracts, the FIS subsidiaries act as title agents for Chicago Title and Fidelity National Title in various jurisdictions. The title agency appointments of the FIS subsidiaries are not exclusive and Chicago Title and Fidelity National Title each retains the ability to appoint other title agents and to issue title insurance directly. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). The issuing agency contracts were entered into by our subsidiaries between July 22, 2004 and August 22, 2006. In connection with the LPS spin-off, the FIS subsidiaries that conduct the LPS business will be contributed to LPS and the issuing agency contracts will continue thereafter between our subsidiaries and LPS.

During 2007, we earned $149.4 million of agency title premiums generated by these operations, and paid related commissions of $132.2 million in 2007, representing a commission rate of 89% of premiums earned.

Real Estate Data and Support Services Agreements.  FIS has historically provided and continues to provide various real estate and title related services to us, and we have historically provided and continue to provide various real estate related services to FIS, under a number of agreements and arrangements. These services relate to or arise out of the LPS business and following the LPS spin-off, these agreements and arrangements will continue between us and LPS. The significant agreements and arrangements for these services are briefly described below.

•	Real Estate Data Services. FIS provides (and after the LPS spin-off, LPS will provide) real estate information to various FNF entities, consisting principally of data services required by the title insurers. We paid $11.5 million for these services in 2007. Following the LPS spin-off, we expect LPS to continue to provide these services.

•	Flood Zone Determination Agreement. FIS provides (and after the LPS spin-off, LPS will provide) flood zone determination services to us pursuant to a flood zone determination agreement. Under the agreement, FIS makes determinations and reports regarding whether certain properties are located in special flood hazard areas. The agreement expires on September 1, 2008, and can be renewed for successive one year terms upon 30 days written notice. In 2007, we paid $0.6 million to FIS for these services. Following the LPS spin-off, we expect LPS to continue to provide these services.

•	Tax Services Agreements for Texas. A subsidiary of FIS provides tax services to our title insurance subsidiaries pursuant to several tax service agreements. Under these agreements, FIS provides tax certificates to our title insurance companies for closings in the State of Texas, through a computerized tax service that allows the insurers to access and retrieve information from FIS’ computerized tax plant. During 2007, our title insurance subsidiaries paid $6.4 million to FIS for these services. Following the LPS spin-off, these agreements will continue between us and LPS.

•	Section 1031 Tax Deferred Exchange Preferred Provider and Shared Services Arrangements. Certain of our subsidiaries have agreed to enter into a preferred provider and shared services arrangement with certain FIS subsidiaries to assist with commercial and investment-related real estate transactions and their compliance with the rules and regulations relating to real property exchanges that qualify as tax deferred exchanges under Section 1031 of the Internal Revenue Code. This relationship has historically operated through mutually agreed upon terms which have evolved over the last several years. We anticipate that following the LPS spin-off, these preferred provider and share services arrangements will continue between LPS and us.

Title Plant Maintenance, Management, Access, Title Production Services and Related Agreements.

The Acquisition of Property Insight and the Title Plant Maintenance and Management Agreements. Through August 31, 2007, the title plant assets of several of our title insurance subsidiaries were managed or maintained by Property Insight, LLC (“Property Insight”), which was a subsidiary of FIS, under various title plant management and maintenance agreements. Property Insight managed and updated the title plant information in return for cash management fees and the right to sell access to that information to title insurers, including our title insurance underwriters as well as other third party customers. On August 31, 2007, we completed the acquisition of Property Insight from FIS for $95 million in cash.

Our payments to FIS under these plant management and maintenance arrangements were $16.5 million for the period from January 1 through August 31, 2007. In turn, each of our title insurance underwriters received a royalty on sales of access to its respective title plants. The aggregate revenues our subsidiaries received from these title plant royalties were $3.7 million for the year ended December 31, 2007.

Titlepoint Development.  During 2007, one of our subsidiaries was a party to a joint development and ownership agreement with Property Insight, whereby Property Insight provided development services for proprietary software known as “TitlePoint,” which was used in connection with the title plants owned by our title insurance subsidiaries. This agreement has expired and was not renewed. For 2007, we paid the FIS subsidiary $13.1 million for its development services under this agreement.

Property Insight also has agreements and arrangements with FIS regarding the title plants owned by our title insurance subsidiaries and managed and maintained by Property Insight. These agreements and arrangements are described below:

•	Title Plant Access and Title Production Agreements. Separate from the title plant management and maintenance arrangements, subsidiaries of FIS that are part of the LPS business were and continue to be party to a national master services agreement with Property Insight relating to title plant access for the LPS business with respect to real property located in various states. Under this agreement, we provide online database access, physical access to title records, use of space, image system use, and use of special software for use in connection with the LPS business. We receive a monthly fee (subject to certain minimum charges) based on the number of title reports or products ordered as well as fees for the other services we provide. The agreement expires in November 2009 and is automatically renewable for successive 3 year terms unless either party gives 30 days’ prior written notice. We also provide title production services to FIS under a title production services agreement, pursuant to which we provide services for fees based on the number of properties searched, subject to certain minimum use. The title production services agreement can be terminated by either party upon 30 days’ prior written notice. In 2007, we received $1.0 million for the title plant access and title production services. Following the LPS spin-off, the title plant access agreement and the title production services agreement will continue between us and LPS.

•	Offshore Support Services. Historically, Property Insight, formerly a subsidiary of FIS and now one of our subsidiaries, received certain limited offshore information technology-related support services, such as software development, programming, implementation, maintenance, consulting, flood services, call center and other similar services, under an intercompany master service provider agreement between an FIS subsidiary (on behalf of itself and its affiliates, including Property Insight prior to our purchase of it) and an offshore subsidiary of FIS. The pricing for the services is determined by mutual agreement determined at the time that the services are requested by Property Insight and agreed to be provided by the FIS subsidiary. Because Property Insight is no longer a subsidiary of FIS, Property Insight has entered into a separate arrangement with the offshore FIS subsidiary for continuation of the services previously received. Following the LPS spin-off, these offshore services will continue to be provided to Property Insight by an offshore subsidiary of LPS.

Lease, Sublease, and Property Management Agreements.  We are party to various leases, subleases and property management agreements with FIS relating to our Jacksonville headquarters which is located on a corporate campus that is substantially owned and managed by FIS. First, we are party to a lease agreement pursuant to which we lease from FIS our Jacksonville headquarters. This agreement was originally entered into in March 2005 between the FIS subsidiary and us and expired on December 31, 2007. We are currently in negotiations with FIS to extend the lease for an additional 3 years on terms substantially similar to those in the current agreement, subject to adjustments in the rental rates to reflect current market prices for comparable office space. Under the current lease, we pay rent for the space that we lease, currently approximately 87,579 rentable square feet, at an annual rate of $23.05 per rentable square foot, in equal monthly installments paid in advance on the first day of each calendar month. In addition to paying base rent, we are obligated to pay FIS, as additional rent, our share of the landlord’s reasonable estimate of operating expenses for the entire facility that are in excess of the operating expenses (subject to certain exclusions) applicable to the 2005 base year.

We are also party to a property management agreement with FIS, as property manager, for the management of the office space at our Jacksonville headquarters known as “Building V.” Terms of this property management agreement are similar to those customarily found in similar office property management arrangements, subject to the particular needs of the parties and nuances relating to the Jacksonville corporate campus. As compensation for its property management services, FIS receives an annual management fee equal to $20.19 per rentable square foot per annum, payable in arrears and paid in monthly installments of $440,034, as and to the extent collected from the monthly rental payment received from tenants. This agreement also expired on December 31, 2007, and we are currently in negotiations with FIS to extend the agreement for an additional 3 years on terms substantially similar to those in the current agreement.

We have also entered into a telecommunications services agreement with FIS, pursuant to which we reimburse FIS for our pro rata share of the telecommunications systems costs at the Jacksonville corporate campus, based on the aggregate number of employees that we have at the campus in comparison to the aggregate number of employees that FIS has at the campus. To coincide with the expiration of the lease agreement, the term of this agreement also expired on December 31, 2007. As with the lease, we are currently in negotiations with FIS to extend the term of this agreement for an additional 3 years on terms substantially similar to those in the current agreement.

In connection with the LPS spin-off, ownership of most of FIS’s Jacksonville corporate campus, including the office space that we currently lease from FIS, will be transferred to LPS. In conjunction therewith, FIS will also assign to LPS the property management agreement and the telecommunications services agreement. We anticipate that the lease agreement for our headquarters office space as well as the property management agreement and the telecommunications services agreement will continue substantially unchanged between us and LPS. In addition, we anticipate that, pursuant to the property management agreement, we may from time to time enter into further property management arrangements with LPS for the management of certain of our other real property assets and operational facilities throughout the United States on terms to be agreed upon between us and LPS.

FIS subleases a portion of the office space in Building V for its operations pursuant to a sublease agreement with us. The terms and provisions of the FIS sublease agreement mirror the economic effect of the terms and conditions of our lease agreement with FIS. We anticipate that in connection with the LPS spin-off, FIS’s office space needs in Building V will change to reflect the separation of LPS. However, LPS may also need office space in Building V, and we anticipate that in connection with the LPS spin-off, we will enter into a new sublease agreement with LPS for its use of a portion of the office space in Building V for LPS’s operations. The term of the FIS sublease agreement expired on December 31, 2007, but we are currently in negotiations with FIS to extend the FIS sublease for an additional 3 years. Likewise, we anticipate that the term of the new LPS sublease will be 3 years. We further anticipate that the terms of the extended FIS sublease and the terms of the new LPS sublease will mirror the economic effect of the terms and conditions of our lease agreement with FIS, with the rental rate under the subleases determined on the same formulaic basis as in the lease agreement.

In 2007, our payments to FIS, net of our receipts from FIS, related to these arrangements totaled $2.5 million.

Aircraft Cost Sharing Agreement.  We are party to an aircraft cost allocation agreement with FIS, pursuant to which each party agrees to reimburse the other for its pro rata share of the actual costs incurred in the use of the other party’s corporate aircraft. Pursuant to this agreement, we may utilize FIS’s corporate aircraft from time to time, and FIS may utilize our corporate aircraft, with an obligation to reimburse for the respective share of the costs. In 2007, FIS reimbursed $3.7 million to us and we reimbursed $2.5 million to FIS under this agreement.

In connection with the LPS spin-off, we are in discussions with FIS and LPS regarding arrangements for continued access by us, FIS and LPS to the corporate aircraft currently owned or leased by us and by FIS, including personal use by our respective executives. Pursuant to these discussions, we anticipate that the aircraft cost allocation agreement will be amended to reflect an aircraft interchange arrangement between us and FIS. The interchange agreement will be for a term of not less than 3 years, but may be terminated by either party at any time upon 90 days’ prior written notice. The interchange agreement will provide that we will reimburse FIS, or FIS will reimburse us, for the net cost differential of our aggregate use of FIS’s aircraft and FIS’s aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. We further anticipate that we will enter into a new lease with LPS for LPS’s use from time to time of our corporate aircraft. We are also discussing with LPS the possible assignment or transfer of one of our corporate aircraft to LPS for appropriate consideration. We anticipate that these discussions will be concluded later this year. If we transfer or assign a corporate aircraft to LPS, we will enter into an aircraft interchange agreement with LPS on terms similar to the aircraft interchange agreement to be entered into with FIS, so that we will have continued access to LPS corporate aircraft as well.

Equipment Leases and Transactions with FNF Capital Leasing, Inc.   During 2007, we entered into several arrangements and agreements with FNF Capital Leasing, Inc., a subsidiary of FIS. In connection with our separation from FIS, we received a promissory note dated as of October 27, 2006 made by FNF Capital Leasing, Inc., as a subsidiary of FIS, with an outstanding principal balance of $14,328,376. The FNF Capital promissory note was unsecured, with interest payable quarterly at 1% in excess of the 3-month LIBOR rate and principal payments of $450,000 payable quarterly. The FNF Capital promissory note was due in full on October 27, 2011. On September 30, 2007, we acquired certain leasing assets from FIS for a $15 million purchase price, and in conjunction with that acquisition, the remaining balance of $12,528,376 outstanding under the FNF Capital promissory note was forgiven. In addition, in connection with this acquisition of leasing assets from FNF Capital, we issued an unsecured acquisition note payable to FIS in the principal amount of $7.3 million. The FIS acquisition note bears interest at .45% in excess of the LIBOR rate, is due October 2012 and requires principal payments of $0.2 million payable quarterly. Also in connection with the acquisition of the leasing assets from FIS, we assumed certain liabilities to third parties associated with those assets, including various non-recourse promissory notes that are secured by interests in certain leases and underlying equipment. These promissory notes, with a balance of $133.1 million at December 31, 2007, bear interest at various fixed rates and mature at various dates. We also assumed a $20 million revolving credit facility with a third party that bears interest at .5% below the prime lending rate, is due August 2008, and is secured by interests in certain leases and underlying equipment. As of December 31, 2007, $18 million of this $20 million facility was unused.

During 2007, the largest aggregate amount of principal outstanding under the FNF Capital promissory note was $14,328,376, and we received interest payments of $0.5 million on this promissory note. During 2007, the largest aggregate amount of principal outstanding under the FIS acquisition note was $7.3 million, and as of March 15, 2008, the aggregate principal amount outstanding under that note is $7.1 million. Our interest expense on the acquisition note payable to FIS during 2007 was $0.1 million. In addition to these note and credit facility obligations, during 2007 FIS paid us $10.3 million, and we paid FIS $0.8 million, for equipment lease costs financed or arranged through FNF Capital Leasing.

Our Investment in FNRES Holdings, Inc.  On December 31, 2006, we contributed $52.5 million to FNRES Holdings, Inc. (“FNRES”), which had previously been a wholly owned subsidiary of FIS, in exchange for approximately 61% of the outstanding shares of FNRES. The remaining 39% of FNRES’ shares is held by FIS. After the LPS spin-off, FIS’s ownership of 39% of FNRES will instead be held by LPS.

Sedgwick Master Information Technology Services Agreement.  A subsidiary of our minority-owned affiliate, Sedgwick CMS Holdings (“Sedgwick”), is party to a master information technology services agreement with FIS. Sedgwick is a provider of outsourced claims management services to large corporate and public sector entities. Under this master information technology services agreement with FIS, Sedgwick receives various information technology services, such as IT infrastructure and network support, and data center management. The master information technology services agreement is effective until July 2011 unless earlier terminated in accordance with its terms. Sedgwick has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Sedgwick pays FIS for the services that it utilizes, calculated under a specific and comprehensive pricing schedule. Most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by FIS. The amount included in Sedgwick’s expenses for information technology services received from FIS under this agreement during 2007 was $37.8 million.

Other Related Person Transactions and Relationships

In August 2007, our executive Chairman, William P. Foley, II, planned to sell 1,000,000 shares of our common stock on the open market. Because we were actively purchasing shares of our common stock on the open market at the same time, we agreed to purchase 1,000,000 shares from Mr. Foley on August 8, 2007, for $22.1 million, or $22.09 per share, the market price at the time of the purchase.

On December 6, 2007, we sold 1,000 shares of Series B Preferred Stock of Remy International, Inc. (“Remy”), a company in which we have a minority equity investment, to Mr. Foley, for a total of $1.0 million, or $1,000 per share. This per share price was equal to the per share price that we paid to acquire the shares. Mr. Foley also serves as a director of Remy.

During 2007, we purchased various wines produced by Foley Estates Winery and Vineyards, a winery that is majority owned by Mr. Foley. The total amount we paid to Foley Estates during 2007 was $155,061. We purchased the wines through unrelated vendors at retail prices, and we used them for business purposes.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our code of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier or competitor;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•	the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;

•	selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell; and

•	accepting gifts, entertainment or anything of value from a current or prospective customer, vendor or competitor of the Company.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding related person transactions. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors they deem appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Waiver of provisions of our code of ethics for any of our employees requires the approval of our Chief Compliance Officer. Waiver of provisions of our code of ethics for any of our executive officers or directors requires the approval of the board or the corporate governance and nominating committee and will be promptly disclosed as required by SEC rules or NYSE rules. The Chief Compliance Officer, or in certain circumstances, the audit committee and the corporate governance and nominating committee, are empowered to take all action they consider appropriate to investigate any violations of the respective codes of ethics reported to them. If a violation has occurred, appropriate disciplinary or preventive action will be promptly taken.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our code of ethics requires that each such officer must:

•	avoid conflicts of interest wherever possible;

•	discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•	in the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•	in the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2007. Based solely upon a review of these reports, Douglas K. Ammerman, Brent B. Bickett, William P. Foley, II, Roger Jewkes, Erika Meinhardt, Anthony J. Park, Raymond R. Quirk and Alan L. Stinson each filed one late report, and Chris Abbinante and Peter T. Sadowski each filed two late reports due to administrative errors. We believe all other directors and executive officers complied with the requirements of Section 16(a).

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Stockholders to be held in 2009 must be received by the Company no later than December 16, 2008. Any other proposal that a stockholder wishes to bring before the 2009 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 16, 2008. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2009 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any stockholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Alan L. Stinson
Chief Executive Officer

Dated: April 15, 2008

Annex A

FIDELITY NATIONAL FINANCIAL, INC.
AMENDED AND RESTATED
2005 OMNIBUS INCENTIVE PLAN

A-i

A-ii

A-iii

Fidelity National Financial, Inc.

Amended and Restated
2005 Omnibus Incentive Plan

Article 1.  Establishment, Objectives, and Duration

1.1  Establishment of the Plan.  Fidelity National Financial, Inc., a Delaware corporation formerly known as Fidelity National Title Group, Inc. (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Amended and Restated Fidelity National Financial, Inc. 2005 Omnibus Incentive Plan” (hereinafter referred to as the “Plan”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards.

The Plan first became effective on September 26, 2005 (the “Effective Date”). The Plan, as amended and restated, will become effective on May 29, 2008 if it is approved by the Company’s stockholders at the Company’s 2008 annual stockholders meeting. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2  Objectives of the Plan.  The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3  Duration of the Plan.  No Award may be granted under the Plan after the day immediately preceding the tenth anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

Article 2.  Definitions

The following terms, when capitalized, shall have the meanings set forth below:

2.1 “Award” means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards granted under the Plan.

2.2 “Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

2.3 “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means that the conditions set forth in any one of the following subsections shall have been satisfied:

(a) an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 25% or more of either the then outstanding shares of Company common stock (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions shall be excluded: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition pursuant to a transaction that complies with paragraphs (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

(b) during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Section 2.5, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:

(i) all or substantially all of the individuals and entities who have Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, the Company or a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii) no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or Resulting Corporation, or (3) any entity controlled by the Company or Resulting Corporation) will have Beneficial Ownership, directly or indirectly, of 25% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and

(iii) individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or

(d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means the entity, as specified in Section 3.1, authorized to administer the Plan.

2.8 “Company” means Fidelity National Financial, Inc., a Delaware corporation formerly known as Fidelity National Title Group, Inc., and any successor thereto.

2.9 “Consultant” means any consultant or advisor to the Company or a Subsidiary.

2.10 “Director” means any individual who is a member of the Board of Directors of the Company or a Subsidiary.

2.11 “Dividend Equivalent” means, with respect to Shares subject to an Award, a right to be paid an amount equal to the dividends declared and paid on an equal number of outstanding Shares.

2.12 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.13 “Employee” means any employee of the Company or a Subsidiary.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.16 “Fair Market Value” means the fair market value of a Share as determined in good faith by the Committee or pursuant to a procedure specified in good faith by the Committee; provided, however, that if the Committee has not specified otherwise, Fair Market Value shall mean the closing price of a Share as reported in a consolidated transaction reporting system on the date of valuation, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.17 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.18 “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Code Section 422.

2.19 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422.

2.20 “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Article 6 herein.

2.21 “Other Award” means a cash, Share-based or Share-related Award (other than an Award described in Article 6, 7, 8, 9 or 10 of the Plan) that is granted pursuant to Article 11 herein.

2.22 “Participant” means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

2.23 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.24 “Performance Period” means the period during which a performance measure must be met.

2.25 “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.26 “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

2.27 “Period of Restriction” means the period Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture and are not transferable, as provided in Articles 8 and 9 herein.

2.28 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.29 “Replacement Awards” means Awards issued in substitution of awards granted under equity-based incentive plans sponsored or maintained by an entity with which the Company engages in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity (or a related entity) are outstanding immediately prior to such merger, acquisition or other business transaction. For all purposes hereunder, Replacement Awards shall be deemed Awards.

2.30 “Restricted Stock” means an Award granted to a Participant, as described in Article 8 herein.

2.31 “Restricted Stock Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.32 “Share” means a share of Class A common stock of the Company, par value $0.0001 per share, subject to adjustment pursuant to Section 4.3 hereof.

2.33 “Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

2.34 “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

2.35 “Tandem SAR” means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

Article 3.  Administration

3.1  The Committee.  The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board shall select (the “Committee”). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2  Authority of the Committee.  Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select the Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into in connection with the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to the provisions of Section 19.3 herein, amend the terms and conditions of any outstanding Award and Award Agreement. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3  Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Consultants and their estates and beneficiaries and any transferee of an Award.

Article 4.  Shares Subject to the Plan; Individual Limits; and Anti-Dilution Adjustments

4.1  Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.3 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 34,500,000, provided that:

(i) Shares that are potentially deliverable under an Award that is canceled, forfeited, settled in cash, expires or is otherwise terminated without delivery of such Shares shall not be counted as having been delivered under the Plan.

(ii) Shares that are held back, tendered or returned to cover the Exercise Price or tax withholding obligations with respect to an Award shall not be counted as having been delivered under the Plan.

(iii) Shares that have been issued in connection with an Award of Restricted Stock that is canceled or forfeited prior to vesting or settled in cash, causing the Shares to be returned to the Company, shall not be counted as having been delivered under the Plan.

Notwithstanding the foregoing, if Shares are returned to the Company in satisfaction of taxes relating to Restricted Stock, in connection with a cash out of Restricted Stock (but excluding upon forfeiture of Restricted Stock) or in connection with the tendering of Shares by a Participant in satisfaction of the Exercise Price or taxes relating to an Award, such issued Shares shall not become available again under the Plan if (x) the transaction resulting in the return of Shares occurs more than ten years after the date the Plan is approved by stockholders in a manner that constitutes stockholder approval for purposes of the New York Stock Exchange listing standards or (y) such event would constitute a “material revision” of the Plan subject to stockholder approval under then applicable rules of the New York Stock Exchange.

Shares delivered pursuant to the Plan may be authorized but unissued Shares, treasury Shares or Shares purchased on the open market.

(b) Subject to adjustment as provided in Section 4.3 herein, all Shares authorized under the Plan and available for grant may be delivered in connection with “full value Awards,” meaning Awards other than Options, SARs, or Other Awards for which the Participant pays the grant date intrinsic value.

(c) Notwithstanding the foregoing, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Plan.

4.2  Individual Limits.  Subject to adjustment as provided in Section 4.3 herein, the following rules shall apply with respect to Awards and any related dividends or Dividend Equivalents intended to qualify for the Performance-Based Exception:

(a) Options:  The maximum aggregate number of Shares with respect to which Options may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

(b) SARs:  The maximum aggregate number of Shares with respect to which Stock Appreciation Rights may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

(c) Restricted Stock:  The maximum aggregate number of Shares of Restricted Stock that may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(d) Restricted Stock Units:  The maximum aggregate number of Shares with respect to which Restricted Stock Units may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(e) Performance Shares:  The maximum aggregate number of Shares with respect to which Performance Shares may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(f) Performance Units:  The maximum aggregate compensation that can be paid pursuant to Performance Units awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(g) Other Awards:  The maximum aggregate compensation that can be paid pursuant to Other Awards awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(h) Dividends and Dividend Equivalents:  The maximum dividend or Dividend Equivalent that may be paid in any one fiscal year to any one Participant shall be $25,000,000.

4.3  Adjustments in Authorized Shares and Awards.  In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, such adjustment shall be made in the number and kind of shares that may be delivered under the Plan as set forth in Section 4.1(a) and (b), the individual limits set forth in Section 4.2, and, with respect to outstanding Awards, the number and kind of shares subject to outstanding Awards, the Exercise Price, grant price or other price of shares subject to outstanding Awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of shares subject to any Award shall always be rounded down to a whole number.

Article 5.  Eligibility and Participation

5.1  Eligibility.  Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

5.2  Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6.  Options

6.1  Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

6.2  Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Options that are intended to be ISOs shall be subject to the limitations set forth in Code Section 422.

6.3  Exercise Price.  The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have an Exercise Price that is less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted.

6.4  Duration of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall be exercisable later than the fifth (5th) anniversary of the date of its grant.

6.5  Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6  Payment.  Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price.

The Exercise Price of an Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Committee, or (e) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under (a), for administrative convenience, to comply with applicable law, or for any other reason.

6.7  Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8  Dividend Equivalents.  At the discretion of the Committee, an Award of Options may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

6.9  Termination of Employment or Service.  Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

6.10  Nontransferability of Options.

(a) Incentive Stock Options.  ISOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

(b) Nonqualified Stock Options.  NQSOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

Article 7.  Stock Appreciation Rights

7.1  Grant of SARs.  Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall at least equal the Fair Market Value of a Share on the date of grant of the SAR, and the grant price of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

7.2  Exercise of Tandem SARs.  A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.3  Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4  Award Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5  Term of SARs.  The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6  Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7  Dividend Equivalents.  At the discretion of the Committee, an Award of SARs may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

7.8  Termination of Employment or Service.  Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

7.9  Nontransferability of SARs.  SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

Article 8.  Restricted Stock

8.1  Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

8.2  Award Agreement.  Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction and, if applicable, Performance Period(s), the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3  Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

8.4  Removal of Restrictions.  Subject to applicable laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

8.5  Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6  Dividends and Other Distributions.  Except as otherwise provided in a Participant’s Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock shall receive all regular cash dividends paid with respect to all Shares while they are so held, and, except as otherwise determined by the Committee, all other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and paid at such time following full vesting as are paid the Shares of Restricted Stock with respect to which such distributions were made.

8.7  Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

8.8  Nontransferability of Restricted Stock.  Except as otherwise determined by the Committee, during the applicable Period of Restriction, a Participant’s Restricted Stock and rights relating thereto shall be available during the Participant’s lifetime only to such Participant, and such Restricted Stock and related rights may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

Article 9.  Restricted Stock Units and Performance Shares

9.1  Grant of Restricted Stock Units/Performance Shares.  Subject to the terms and provisions of the Plan, Restricted Stock Units and Performance Shares may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

9.2  Award Agreement.  Each grant of Restricted Stock Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Period(s) of Restriction and/or Performance Period(s) (as the case may be), the number of Restricted Stock Units or Performance Shares granted, and such other provisions as the Committee shall determine. The initial value of a Restricted Stock Unit or Performance Share shall be at least equal to the Fair Market Value of a Share on the date of grant; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

9.3  Form and Timing of Payment.  Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of Restricted Stock Units or Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction or Performance Period, as the case may be. The Committee, in its sole discretion, may pay earned Restricted Stock Units and Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Restricted Stock Units or Performance Shares shall be deferred, on a mandatory basis or at the election of the Participant.

9.4  Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Stock Units or Performance Shares granted hereunder; provided, however, that the Committee may deposit Shares potentially deliverable in connection with Restricted Stock Units or Performance Shares in a rabbi trust, in which case the Committee may provide for pass through voting rights with respect to such deposited Shares.

9.5  Dividend Equivalents.  At the discretion of the Committee, an Award of Restricted Stock Units or Performance Shares may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

9.6  Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Restricted Stock Units or Performance Shares following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units or Performance Shares, and may reflect distinctions based on the reasons for termination of employment or service.

9.7  Nontransferability.  Except as otherwise determined by the Committee, Restricted Stock Units and Performance Shares and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10.  Performance Units

10.1  Grant of Performance Units.  Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

10.2  Award Agreement.  Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Units granted, the Performance Period(s), the performance goals and such other provisions as the Committee shall determine.

10.3  Value of Performance Units.  The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participants.

10.4  Form and Timing of Payment.  Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of earned Performance Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof). The Committee may provide that settlement of Performance Units shall be deferred, on a mandatory basis or at the election of the Participant.

10.5  Dividend Equivalents.  At the discretion of the Committee, an Award of Performance Units may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

10.6  Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Performance Units following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Units and may reflect distinctions based on reasons for termination of employment or service.

10.7  Nontransferability.  Except as otherwise determined by the Committee, Performance Units and rights relating thereto may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 11.  Other Awards

11.1  Grant of Other Awards.  Subject to the terms and conditions of the Plan, Other Awards may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. Types of Other Awards that may be granted pursuant to this Article 11 include, without limitation, the payment of cash or Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee, and the payment of Shares in lieu of cash under other Company incentive or bonus programs.

11.2  Payment of Other Awards.  Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

11.3  Termination of Employment or Service.  The Committee shall determine the extent to which the Participant shall have the right to receive Other Awards following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Other Awards, and may reflect distinctions based on the reasons for termination of employment or service.

11.4  Nontransferability.  Except as otherwise determined by the Committee, Other Awards and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 12.  Replacement Awards

Each Replacement Award shall have substantially the same terms and conditions (as determined by the Committee) as the award it replaces; provided, however, that the number of Shares subject to Replacement Awards, the Exercise Price, grant price or other price of Shares subject to Replacement Awards, any performance conditions relating to Shares underlying Replacement Awards, or the market price of Shares underlying Replacement Awards or per-Share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the Committee, in its sole discretion.

Article 13.  Performance Measures

The Committee may specify that the attainment of one or more of the performance measures set forth in this Article 13 shall determine the degree of granting, vesting and/or payout with respect to Awards (including any related dividends or Dividend Equivalents) that the Committee intends will qualify for the Performance-Based Exception. The performance goals to be used for such Awards shall be chosen from among the following performance measure(s): earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or Dividend Equivalents) that are not intended to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Committee may determine.

Achievement of performance goals in respect of Awards intended to qualify under the Performance-Based Exception shall be measured over a Performance Period, and the goals shall be established not later than ninety (90) days after the beginning of the Performance Period or, if less than (90) days, the number of days that is equal to twenty-five percent (25%) of the relevant Performance Period applicable to the Award. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee may, in its discretion, adjust such Awards downward).

Article 14.  Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15.  Deferrals

If permitted by the Committee, a Participant may defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award, including Shares deliverable upon exercise of an Option or SAR or upon payout of any other Award. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable nonqualified deferred compensation plan, agreement or arrangement under which such deferral is made and such other terms and conditions as the Committee may prescribe.

Article 16.  Rights of Participants

16.1  Continued Service.  Nothing in the Plan shall:

(a) interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or service at any time,

(b) confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary, nor

(c) confer on any Director any right to continue to serve on the Board of Directors of the Company or a Subsidiary.

16.2  Participation.  No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

Article 17.  Change in Control

Except as otherwise provided in a Participant’s Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a) any and all outstanding Options and SARs granted hereunder shall become immediately exercisable; provided, however, that the Committee may instead provide that such Awards shall be automatically cashed out upon a Change in Control;

(b) any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units and Other Awards shall lapse; and

(c) any and all Performance Shares, Performance Units and other Awards (if performance-based) shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open Performance Periods.

Article 18.  Additional Forfeiture Provisions

The Committee may condition a Participant’s right to receive a grant of an Award, to vest in the Award, to exercise the Award, to retain cash, Shares, other Awards, or other property acquired in connection with the Award, or to retain the profit or gain realized by the Participant in connection with the Award, including cash or other proceeds received upon sale of Shares acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment with or service for the Company and/or a Subsidiary.

Article 19.  Amendment, Modification, and Termination

19.1  Amendment, Modification, and Termination.  The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

19.2  Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that (except as provided in Section 4.3 hereof) the Committee does not have the power to amend the terms of previously granted options to reduce the exercise price per share subject to such options, or to cancel such options and grant substitute options with a lower exercise price per share than the cancelled options. The Company is not permitted to purchase for cash previously granted options with an exercise price that is greater than the Company’s trading price on the proposed date of purchase. With respect to any Awards intended to comply with the Performance-Based Exception, any such exception shall be specified at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.

19.3  Awards Previously Granted.  No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

19.4  Compliance with the Performance-Based Exception.  If it is intended that an Award (and/or any dividends or Dividend Equivalents relating to such Award) comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate such that the Awards (and/or dividends or Dividend Equivalents) maintain eligibility for the Performance-Based Exception. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 19, make any adjustments to the Plan and/or Award Agreements it deems appropriate.

Article 20.  Withholding

20.1  Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

20.2  Use of Shares to Satisfy Withholding Obligation.  With respect to withholding required upon the exercise of Options or SARs, upon the vesting or settlement of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may require or may permit Participants to elect that the withholding requirement be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, taxes in excess of the minimum statutory withholding amounts. Any such elections by a Participant shall be irrevocable, made in writing and signed by the Participant.

Article 21.  Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 22.  Successors

All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

Article 23.  Legal Construction

23.1  Gender, Number and References.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.

23.2  Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.3  Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.4  Governing Law.  To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflicts or choice of law principles.

23.5  Non-Exclusive Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including other incentive arrangements and awards that do or do not qualify under the Performance-Based Exception.

23.6  Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any Awards granted under the Plan comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively “Section 409A”). Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

FIDELITY NATIONAL FINANCIAL, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FL 32204
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Fidelity National Financial, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fidelity National Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
PLEASE VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FDLTN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIDELITY NATIONAL FINANCIAL, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS BELOW. Vote on Directors 1. To elect to the Board of Directors. Nominees:	☐	☐	☐

01) William P. Foley, II 02) Douglas K. Ammerman 03) Thomas M. Hagerty 04) Peter O. Shea, Jr.

Vote on Proposals		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year.	☐	☐	☐

3.	To approve the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:

1.	Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or

2.	Vote by Internet at our Internet Address: www.proxyvote.com
or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE VOTE
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▲ PLEASE DETACH HERE ▲

FIDELITY NATIONAL FINANCIAL, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD MAY 29, 2008
     The undersigned hereby appoints William P. Foley, II and Frank P. Willey, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Financial, Inc. held of record by the undersigned as of March 31, 2008, at the Annual Meeting of Stockholders to be held at 11:00 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 29, 2008, or any adjournment thereof.
     This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Financial, Inc. (the “Company”) for use at the Annual Meeting of Stockholders on May 29, 2008 at 11:00 a.m., eastern time from persons who participate in either (1) the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the Fidelity National Financial, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP.
      By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Fidelity National Financial, Inc. allocable to his or her account(s) as of March 31, 2008. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 27, 2008. For shares voted by phone or internet, the deadline is 11:59 p.m. eastern time on May 26, 2008. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants.
(Continued on reverse side)